UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule
14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

nCino, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required per Exchange Act Rules 14a-6(i)(1) and 0-11.

# NOTICE OF ANNUAL MEETING
# AND
# PROXY STATEMENT

## 2024 ANNUAL MEETING OF STOCKHOLDERS

**June 20, 2024**

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 20, 2024

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2024 annual meeting of stockholders (the “Annual Meeting”) of nCino, Inc., a Delaware corporation (the “Company”), will be held via live audio webcast on June 20, 2024, at 10:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/NCNO2024, to consider the following matters, as more fully described in the proxy statement accompanying this notice:

1.	the election of three Class I directors named in the proxy statement;

2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025;

3.	the advisory vote to approve the compensation paid to our named executive officers;

4.	the approval of an amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes;

5.	vote on the stockholder proposal regarding declassification of the board; and

6.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 22, 2024 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting via the live webcast, please authorize proxies to cast your votes today by following the easy instructions in the Notice of Internet Availability of Proxy Materials or, if you requested a printed set of proxy materials, on the proxy card enclosed with the proxy materials.

YOUR VOTE IS IMPORTANT

You may cast your vote over the Internet, by telephone or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the Annual Meeting, regardless of whether you plan to attend in person.

You can find detailed information regarding voting in the section entitled “General Information” in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2024

The notice of the Annual Meeting, proxy statement and the Company’s Annual Report on

Form 10-K for the fiscal year ended January 31, 2024, are available at www.proxyvote.com.

By order of the board of directors

Sincerely,

Pierre Naudé Chairman and Chief Executive Officer

Wilmington, North Carolina—May 10, 2024

nCino, Inc.

6770 Parker Farm Drive

Wilmington, North Carolina 28405

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 20, 2024

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders of nCino, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by our board of directors for use at our 2024 annual meeting of stockholders to be held on June 20, 2024 (the “Annual Meeting”), and at any adjournment or postponement thereof. The Annual Meeting will be held via live webcast accessible at www.virtualshareholdermeeting.com/NCNO2024 at 10:00 a.m. Eastern Time.

Please note that information contained on our website does not constitute a part of, and is not incorporated by reference into, this proxy statement.

THE INFORMATION PROVIDED IN THE “QUESTIONS AND ANSWERS” FORMAT BELOW IS FOR YOUR CONVENIENCE AND INCLUDES ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Why did I receive an Internet Notice instead of a full set of printed proxy materials?

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 available to our stockholders electronically via the Internet at www.proxyvote.com. On or about May 10, 2024, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

Stockholders will vote on five proposals at the Annual Meeting:

•	the election of three Class I directors named in this proxy statement;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025;

•	the advisory vote to approve the compensation paid to our named executive officers;

•	the approval of an amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes; and

•	a stockholder proposal on board declassification.

We will also consider other business, if any, that properly comes before the Annual Meeting.

What happens if other business not discussed in this proxy statement comes before the meeting?

The Company does not know of any business to be presented at the Annual Meeting other than the proposals discussed in this proxy statement. If other business comes before the meeting and is proper under our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, and Delaware law, the Company representatives will use their discretion in casting all of the votes that they are entitled to cast.

How does the board of directors recommend that stockholders vote on the proposals?

Our board of directors recommends that stockholders vote “FOR” the election of each Class I director nominee, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025, “FOR” the advisory vote to approve the compensation of our named executive officers, “FOR” the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes, and “AGAINST” the stockholder proposal on board declassification.

Who is entitled to vote?

The record date for the Annual Meeting is the close of business on April 22, 2024. As of the record date, 114,335,579 shares of common stock, par value $0.0005 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.

How Will the Virtual Annual Meeting be Conducted and How Can I Attend?

In order to continue providing expanded access, improved communication and cost savings for our stockholders and our Company, we will hold the Annual Meeting as a completely “virtual” meeting of stockholders, which will be conducted via live webcast. You will be able to attend the Annual Meeting online, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NCNO2024. Such questions must be confined to matters properly before the Annual Meeting and of general Company concern. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. The Company will post the rules of conduct for the Annual Meeting to its investor relations website prior to the meeting. A recording of the Annual Meeting will be available at www.virtualshareholdermeeting.com/NCNO2024 following the Annual Meeting for one year.

Stockholders will have the opportunity to submit questions through the virtual meeting website during the Annual Meeting. To submit questions, you must be properly logged into the meeting website with your 16-digit control number included in your proxy materials. We will endeavor to answer as many questions submitted by stockholders as time permits at the Annual Meeting. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online access will open at 9:45 a.m., Eastern Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual stockholder meeting login page www.virtualshareholdermeeting.com/NCNO2024.

How can I vote my shares without attending the Annual Meeting?

If you are a holder of record of shares of common stock of the Company, you may direct your vote without attending the Annual Meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.

If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the Annual Meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	delivering a written notice of revocation of your proxy to the attention of the Corporate Secretary at the following address: 6770 Parker Farm Drive, Wilmington, North Carolina 28405;

•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or

•	attending the virtual Annual Meeting and voting during the meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee, or as otherwise instructed by such bank, broker or nominee.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025 (Proposal Two). The election of the Class I directors (Proposal One), the advisory vote to approve the compensation of our named executive officers

(Proposal Three), the vote to approve an amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to certain conforming name changes (Proposal Four), and the stockholder proposal regarding board declassification (Proposal Five), are non-routine matters.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises his/her/its discretionary voting authority on Proposal Two, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to Proposal One, Proposal Three, Proposal Four, Proposal Five, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

What vote is required to approve each matter to be considered at the Annual Meeting?

Proposal One: Election of the Three Class I Directors Named in this Proxy Statement.

We have implemented a majority of votes cast standard for uncontested director elections in our Amended and Restated Bylaws. To be elected, each director must receive a majority of the votes cast with respect to that director’s election. “Majority of the votes cast” means that the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director.

Our Corporate Governance Guidelines provide that any incumbent director who is not re-elected in an election in which majority voting applies must tender his or her resignation to the board of directors promptly following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the board of directors as to whether to accept or reject the resignation or whether other action should be taken.

An abstention or a broker non-vote on Proposal One will not have any effect on the election of the director.

Proposal Two: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending January 31, 2025.

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting is required for the approval of Proposal Two.

An abstention on Proposal Two will have the same effect as a vote against Proposal Two. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Two.

Proposal Three: Advisory Vote to Approve the Compensation of our Named Executive Officers.

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting is required for the approval of Proposal Three.

An abstention on Proposal Three will have the same effect as a vote against Proposal Three. A broker non-vote on Proposal Three will not have any effect on the voting results.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the board of directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal Four: Amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes.

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting is required for the approval of Proposal Four.

An abstention on Proposal Four will have the same effect as a vote against Proposal Four. A broker non-vote on Proposal Four will not have any effect on the voting results.

Proposal Five: A Stockholder Proposal Regarding Board Declassification.

The affirmative vote of the majority of our shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal Five.

An abstention on Proposal Five will have the same effect as a vote against Proposal Five. A broker non-vote on Proposal Five will not have any effect on the voting results.

What is the deadline for submitting a proxy?

To ensure that proxies are received in time to be counted prior to the Annual Meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Time on the day before the Annual Meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the Annual Meeting.

What does it mean if I receive more than one Internet Notice or proxy card?

If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the Annual Meeting, we recommend that you vote every Internet Notice or proxy card that you receive.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted:

•	“FOR” the election of the three Class I nominees for director named in this proxy statement;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025;

•	“FOR” the advisory vote to approve the compensation paid to our named executive officers; and

•	“FOR” the amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes.

•	“AGAINST” the stockholder proposal regarding the declassification of the board.

If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:

•	will be counted as present for purposes of establishing a quorum;

•

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025 (Proposal Two); and

•

will not be counted in connection with the election of the Class I directors named in this proxy statement (Proposal One), the advisory vote to approve the compensation of our named executive officers (Proposal Three), the amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware law and to make certain conforming name changes (Proposal Four), the stockholder proposal regarding the declassification of the board (Proposal Five), or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on voting results.

Our board of directors knows of no matter to be presented at the Annual Meeting other than Proposals One through Five. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

Who is making this solicitation and who will pay the expenses?

This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.

Will a stockholder list be available for inspection?

A list of stockholders entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting, at nCino, Inc., 6770 Parker Farm Drive, Wilmington, North Carolina 28405, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or writing to 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department and an additional copy of proxy materials will be promptly delivered to you. Similarly, if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future, you may also contact Broadridge Financial Solutions, Inc. at the above telephone number or address. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

When are stockholder proposals or director nominations due for next year’s annual meeting of the stockholders?

Our stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws, and the rules established by the SEC.

Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), if you want us to include a proposal in the proxy materials for our 2025 annual meeting of stockholders, we must receive the proposal at our executive offices at 6770 Parker Farm Drive, Wilmington, North Carolina 28405, no later than January 10, 2025.

Pursuant to our Amended and Restated Bylaws, stockholder nominations or other business to be presented at our 2025 annual meeting of stockholders must be received no earlier than February 20, 2025 and not later than March 22, 2025 and must otherwise comply with the requirements set forth in our Amended and Restated Bylaws. Any proposal or nomination should be addressed to the attention of our Corporate Secretary, and we suggest that it be sent by certified mail, return receipt requested or through another mailing service that provides tracking information and proof of receipt.

In addition to satisfying the requirements of our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the nCino’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 21, 2025.

Whom can I contact for further information?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the Annual Meeting, the proposals, or the procedures for voting your shares, you should contact our Corporate Secretary at 6770 Parker Farm Drive, Wilmington, North Carolina 28405 or by telephone at (888) 676-2466.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF CLASS I DIRECTORS NAMED IN THIS

PROXY STATEMENT

General

At the Annual Meeting, our stockholders will elect three Class I directors for a three-year term to expire at the annual meeting of stockholders to be held in 2027. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our board of directors nominated Pam Kilday, Pierre Naudé, and William Ruh for election to our board of directors as Class I directors at the Annual Meeting. Messrs. Kilday, Naudé, and Ruh each currently serve on our board of directors and each have consented to be named in this proxy statement and have agreed to serve, if elected by our stockholders, for a three year term expiring at our 2027 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

We have implemented a majority of votes cast standard for uncontested director elections in our Amended and Restated Bylaws. To be elected, each director must receive a majority of the votes cast with respect to that director’s election. “Majority of the votes cast” means that the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director.

Our Corporate Governance Guidelines provide that any incumbent director who is not re-elected in an election in which majority voting applies must tender his or her resignation to the board of directors promptly following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the board of directors as to whether to accept or reject the resignation or whether other action should be taken. The board will act on the recommendation and publicly disclose its decision within 90 days following certification of the election results. Additional details about this process are specified in our Corporate Governance Guidelines, which are available on our Investor Relations website at https://investor.ncino.com under the “Governance” tab.

Directors

The following table sets forth information with respect to our director nominees for election at the Annual Meeting and continuing directors as of the record date:

Name	Age	Director Since	Board Committees
Class I Directors—Nominees for Election at the Annual Meeting
Pam Kilday	66	December 2019	Compensation Committee
Pierre Naudé	65	December 2011	None
William Ruh	63	May 2013	Compensation Committee (Chair), Audit Committee

Class II Directors—Term Expiring at the 2025 Annual Meeting
Spencer Lake	64	April 2017	Nominating & Corporate Governance Committee (Chair), Compensation Committee
Steven Collins	59	December 2019	Audit Committee (Chair), Nominating & Corporate Governance Committee

Class III Directors—Term Expiring at the 2026 Annual Meeting
Jon Doyle	59	December 2019	Nominating & Corporate Governance Committee
Jeffrey Horing	60	February 2015	None
William Spruill	56	November 2022	Audit Committee

Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.

Board Nominees—Class I Directors

Pam Kilday has served on our board of directors since December 2019, and as our Lead Independent Director since May 10, 2022. From May 2015 to April 2018, Ms. Kilday served, and subsequently retired, as Executive Vice President and Head of Operations of Truist Financial (formerly known as SunTrust Bank). Prior to that, Ms. Kilday held multiple executive roles in operations and technology at SunTrust. Over a 30-year financial services career, she has held a variety of leadership positions for Continental Bank of Illinois, Bank of America, Wachovia and SunTrust. Ms. Kilday holds a B.S. in Education from Tennessee Technological University and an M.S. from University of Illinois at Chicago.

We believe Ms. Kilday is qualified to serve on our board of directors based on her experience in the financial services industry.

Pierre Naudé is a founder of nCino. Mr. Naudé has served as our Chief Executive Officer and as a member of our board of directors since nCino began operations. Since May 10, 2022, Mr. Naudé has also served as the Chairman of our board of directors. From October 2005 to its acquisition in February 2012, Mr. Naudé served as the Divisional President of S1 Corporation. Mr. Naudé served as Vice President and Managing Partner of Unisys, a global information technology company, from January 2004 to October 2005 and as Managing Partner from January 2000 to December 2003. Mr. Naudé holds a B.S. in Finance and Management from Upper Iowa University.

As our Chairman and Chief Executive Officer and one of the founders of the Company, we believe Mr. Naudé is qualified to serve on our board of directors due to his experience in all aspects of our business and his ability to provide an insider’s perspective in board discussions about the business and strategic direction of the Company. We believe that his experience gives him unique insights into our opportunities, challenges and operations.

William Ruh has served on our board of directors since May 2013. Mr. Ruh is currently President at Cairn Capital Management, a merchant banking firm, a position he has held since October 2016. Mr. Ruh also currently serves as President of Ruh Advisory, a financial services consulting firm, a position he has held since January 2005. Mr. Ruh previously served as Managing Principal of CCM Capital Opportunities Fund, a financial technology company focused on private equity, from November 2013 to December 2015. Prior to that, Mr. Ruh served as Managing Principal of Castle Creek Capital from January 1994 to November 2013, a private equity firm, which he co-founded. Mr. Ruh also serves on the boards of several private companies and on the board of America One Racing, a non-profit creating USA’s future sailing champions. Mr. Ruh holds a B.S. in Marine Transportation from the State University of New York Maritime College and an MBA from the Duke University Fuqua School of Business.

We believe Mr. Ruh is qualified to serve on our board of directors based on his expertise in the financial services and technology industries.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE THREE CLASS I BOARD NOMINEES NAMED ABOVE.

Continuing Directors—Class II Directors

Steven Collins has served on our board of directors since December 2019. Mr. Collins serves on the board of Paycor HCM, a provider of human capital management software, a position he has held since January 2019.

Mr. Collins also serves on the board of Sprout Social, a social media management software solutions company, a position he has held since July 2019. From July 2011 to February 2014, Mr. Collins served as Executive Vice President and Chief Financial Officer of ExactTarget, a provider of digital marketing automation and analytics software and services, which was acquired by Salesforce in 2013. Mr. Collins served as Vice President Finance, Senior Vice President Finance and Accounting, and Senior Vice President and Chief Financial Officer of Navteq, a geographic information systems provider, which was acquired by Nokia in 2008, from July 2003 to June 2011. Mr. Collins holds a B.S. in Industrial Engineering from Iowa State University and an MBA from the University of Pennsylvania Wharton School of Business.

We believe Mr. Collins is qualified to serve on our board of directors based on his financial expertise and his experience in the technology industry, including his time spent serving on boards of directors of various technology companies.

Spencer Lake has served on our board of directors since April 2017. Mr. Lake is a co-founding partner of 13books Capital (f/k/a Element Ventures), a UK based financial technology venture capital firm, since November 2019. Mr. Lake serves on the board of the National Debt Management Center in Saudi Arabia, a position he has held since August 2020. Mr. Lake also serves on the board of Duco, a data quality platform company, since September 2018. Mr. Lake also currently serves as a Senior Advisor to the International Capital Market Association, a financial services membership organization, a position he has held since May 2017 when he stepped down as Chairman. Mr. Lake previously held various positions at HSBC, a banking and financial services company. At HSBC, he was a Group General Manager from 2010 until he retired in 2016 and had specific roles as Vice Chairman, Global Banking and Markets from March 2016 to September 2016, Global Head, Capital Financing from August 2013 to March 2016, Global Co-head, Global Markets from January 2011 to August 2013 and Global Head, Debt Capital Markets and Acquisition Finance from October 2006 to January 2011. Mr. Lake holds a B.B.A. in Finance and Marketing from Suffolk University, as well as an MBA in International Finance from NYU Stern School of Business.

We believe Mr. Lake is qualified to serve on our board of directors based on his expertise in the financial services and technology industries.

Continuing Directors—Class III Directors

Jon Doyle has served on our board of directors since December 2019. Mr. Doyle is currently a member of the board of directors, and is Vice Chairman, Senior Managing Principal and Head of the Financial Services Group at Piper Sandler, an investment banking company, following the merger of Piper Jaffray with Sandler O’Neill + Partners in January 2020. From January 2002 to January 2020, Mr. Doyle served as the Senior Managing Principal of Sandler O’Neill + Partners. Previously, Mr. Doyle held various positions in hardware sales and commercial banking. Mr. Doyle holds a B.S. in Finance from the College of William & Mary.

We believe Mr. Doyle is qualified to serve on our board of directors based on his corporate finance expertise and experience in the financial services industry.

Jeffrey Horing has served on our board of directors since February 2015. Mr. Horing is a Managing Director of Insight Partners, a private equity and venture capital firm, which he co-founded in 1995. Prior to founding Insight Partners, Mr. Horing held various positions at Warburg Pincus and Goldman Sachs. Mr. Horing serves on the board of WalkMe, a SaaS software implementation platform, a position he has held since December 2015, and Monday.com, a project management software company, a position he has held since March 2017. Mr. Horing also serves on the boards of a number of private companies. Mr. Horing is also a member of the University of Pennsylvania’s School of Engineering board of overseers. Mr. Horing holds a B.S. and B.A. from University of Pennsylvania’s Moore School of Engineering and the Wharton School, respectively. He also holds an MBA from the M.I.T. Sloan School of Management. Mr. Horing originally joined our board in 2015 as the designee of Insight Partners pursuant to the Investor Rights Agreement we entered into in connection with Insight Partners’ initial investment in the Company.

We believe Mr. Horing is qualified to serve on our board of directors because of his corporate finance and business expertise gained from his experience in the venture capital industry, including his time spent serving on boards of directors of various technology companies.

William Spruill has served on our board of directors since November 2022. Mr. Spruill is the co-founder and former president of Global Data Consortium (GDC), the most widely channel-distributed global identity verification platform. Mr. Spruill served as president from inception in 2010 until 2022. During his tenure, he oversaw the formation of more than 50 enterprise channel relationships and established a cohort of more than 120 data suppliers creating a unique consortium business model that drove roughly $70M in revenues over the life of the business during Mr. Spruill’s tenure. Mr. Spruill led the recent acquisition of GDC to the London Stock Exchange Group (LSEG) for $300 million making it one of the largest minority founder exits in the enterprise technology sector in U.S. history. Following the acquisition, Mr. Spruill served as Senior Business Advisor to LSEG from June 2022 to December 2022. Since August 2022, Mr. Spruill has served as president of 2ndF, a mission-driven organization that strives to drive inclusive growth of the entrepreneurial ecosystem in the Triangle region of North Carolina. Mr. Spruill is an active angel investor in the technology sector. Past investment exits include Union Metrics (sold to Trendkite/Cision); Magnus Health (private equity acquisition) and Loqate (acquired by GB Group UK). Mr. Spruill is also an active mentor to founder teams globally helping to navigate early growth stage challenges and exit strategies.

We believe that Mr. Spruill is qualified to serve on our board of directors based on his financial expertise and his experience in the technology sector.

CORPORATE GOVERNANCE

Classified Board of Directors

Our board of directors currently consists of eight members and is divided into three classes of directors that serve staggered three-year terms.

At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

Under the rules of The Nasdaq Global Select Market (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and Nominating and Corporate Governance Committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Additionally, Compensation Committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that, with the exception of our Chairman of the Board and Chief Executive Officer, Pierre Naudé, each member of our board of directors is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director.

Board Leadership Structure

Our corporate governance guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be separated or combined. In the event that the roles are combined, our corporate governance guidelines provide for the naming of a Lead Independent Director.

Mr. Naudé has been our Chief Executive Officer since nCino began operations and was elected by the board of directors to serve as the Chairman as of May 10, 2022. Concurrently with roles of the Chief Executive Officer and Chairman of the Board being combined, the independent directors appointed Ms. Kilday to serve as Lead Independent Director. The Lead Independent Director serves as a liaison between the Chairman of the Board and the independent directors, leads executive sessions of the board of directors and performs other leadership functions.

Our board of directors believes that this leadership structure, coupled with a commitment to board independence, provides effective, independent oversight of management, while fostering a constructive and cooperative relationship between the board of directors and management.

Board Diversity Matrix

The table below provides information regarding certain diversity attributes of our director nominees and continuing directors as of May 10, 2024, with categories as set forth by Nasdaq Listing Rule 5605(f).

Board Diversity Matrix

Total Number of Directors: 8

	Female	Male

Gender Identity

Directors	1	7

Demographic Background

White	1	6

African American or Black		1

LGBTQ+	2

Board Committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter. The composition and responsibilities of each of the committees of our board of directors are described below and copies of the charters are available on our website at https://investor.ncino.com under the “Governance” tab. The information in or accessible through our website is not incorporated into, and is not considered part of, this proxy statement. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

The following table provides membership and meeting information for the fiscal year ended January 31, 2024, for each of these committees of our board of directors:

Name	Audit		Compensation		Nominating and Corporate Governance
Pierre Naudé	—		—		—
Steven CollinsFE	X	*	—		X
Jon Doyle	—		—		X
Jeffrey Horing	—		—		—
Pam Kilday	—		X		—
Spencer Lake	—		X		X	*
William RuhFE	X		X	*	—
William SpruillFE	X		—		—
Total meetings held in last fiscal year	4		5		3

*	Committee Chair
FE	Audit Committee Financial Expert

Audit Committee

Our Audit Committee consists of Steven Collins, William Ruh, and William Spruill, with Steven Collins serving as the chairperson. Our board of directors has determined that each member of our Audit Committee is independent within the meaning of Rule 10A-3 under the Exchange Act. Our board of directors has also determined that each member of our Audit Committee is an “audit committee financial expert” as defined by the applicable SEC rules.

Specific responsibilities of our Audit Committee include:

•	overseeing our corporate accounting and financial reporting processes and our internal controls over financial reporting;

•	evaluating the independent public accounting firm’s qualifications, independence and performance;

•	engaging and providing for the compensation of the independent public accounting firm;

•	pre-approving audit and permitted non-audit and tax services to be provided to us by the independent public accounting firm;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates and internal controls over financial reporting;

•

establishing procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters, including for the confidential anonymous submission of concerns by our employees, and periodically reviewing such procedures, as well as any significant complaints received, with management;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the reviews of our quarterly financial statements;

•	reviewing and approving any transaction between us and any related person in accordance with the Company’s related party transaction approval policy;

•

overseeing the Company’s cybersecurity and information security, including reviewing with management the Company’s cybersecurity and information security risk exposures, and the steps management has taken to monitor and control such exposures, as well as cyber incident preparedness and response; and

•	such other matters that are specifically designated to the Audit Committee by our board of directors from time to time.

Compensation Committee

Our Compensation Committee consists of Pam Kilday, Spencer Lake and William Ruh, with Mr. Ruh serving as chairperson. Our board of directors has determined that each member of our Compensation Committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Specific responsibilities of our Compensation Committee include:

•

reviewing and recommending policies relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other senior officers;

•	evaluating the performance of the Chief Executive Officer and other senior officers in light of those goals and objectives;

•	setting compensation of the Chief Executive Officer and other senior officers based on such evaluations;

•	administering the issuance of options and other awards under our equity-based incentive plans;

•

reviewing and approving, for the Chief Executive Officer and other senior officers, employment agreements, severance agreements, consulting agreements and change in control or termination agreements; and

•	such other matters that are specifically designated to the Compensation Committee by our board of directors from time to time.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Steven Collins, Jon Doyle and Spencer Lake, with Spencer Lake serving as chairperson. Our board of directors has determined that each member of our Nominating and Corporate Governance Committee is independent under the applicable Nasdaq listing standards.

Specific responsibilities of our Nominating and Corporate Governance Committee include:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;

•	considering and making recommendations to our board of directors regarding changes to the size and composition of our board of directors;

•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;

•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;

•	establishing procedures to exercise oversight of, and oversee the performance evaluation process of, our board of directors;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters;

•	overseeing the Company’s environmental, sustainability and governance (“ESG”) risk, efforts, and progress; and

•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Selection of Director Candidates

In evaluating the suitability of director candidates, the Nominating and Corporate Governance Committee and the board of directors may take into account many factors such as general understanding of various business disciplines (e.g., marketing, finance, etc.), the candidate’s business environment, educational and professional background, analytical ability, independence, diversity, willingness and ability to devote adequate time to board duties, including in light of such director’s service on other boards, and ability to act in and represent the balanced best interests of the Company and its stockholders as a whole, rather than special constituencies, and other commitments including service on other boards and board committees. The board of directors evaluates each individual in the context of the board of directors as a whole with the objective of retaining a group that is best equipped to help ensure the Company’s success and represent stockholder interests through sound judgment. The board will consider director candidates identified from a variety of sources, which may include third-party search firms.

We have no formal policy regarding board diversity, however the board of directors considers factors such as gender, ethnicity/race and other characteristics when evaluating how a candidate for director could contribute to the diversity of the board of directors.

The Company’s stockholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: corporatesecretary@ncino.com. Such candidates will be evaluated under the same criteria applied to recommendations received from other sources. Stockholders may also directly nominate candidates under the advance notice procedures of our Amended and Restated Bylaws. See above under “When are stockholder proposals or director nominations due for next year’s annual meeting of the stockholders?”

Majority Voting

Our Amended and Restated Bylaws provide for a majority of votes cast standard for uncontested director elections. To be elected, each director must receive a majority of the votes cast with respect to that director’s election. “Majority of the votes cast” means that the number of shares voted “FOR” a director exceeds the number of shares voted “AGAINST” that director. Our Corporate Governance Guidelines provide that any incumbent director who is not re-elected in an election in which majority voting applies must tender his or her resignation to the board of directors promptly following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the board of directors as to whether to accept or reject the resignation or whether other action should be taken. The board will act on the recommendation and publicly disclose its decision (by press release, SEC filing or any other public means of disclosure deemed appropriate) regarding the tendered resignation within 90 days following certification of the election results. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the board with respect to his or her resignation.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”) applicable to our employees, officers and directors. A copy of our Code is available on our principal corporate website at www.ncino.com. Amendments to the Code or waivers of this Code may be made only by the Nominating and Corporate Governance Committee and must be promptly disclosed to stockholders as required by Nasdaq listing rules, SEC regulation or any other law or regulation. We intend to satisfy the disclosure requirements of Form 8-K regarding any applicable amendment to, or waiver from, a provision of our Code by posting such information to our website at www.investor.ncino.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines which provide the framework for our corporate governance along with our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. Our corporate governance guidelines can be found on our website at www.investor.ncino.com.

Role of the Board and its Committees in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities and is responsible for ensuring that an appropriate culture of risk management exists within the Company, monitoring and assessing strategic risk exposure, and focusing on how we address specific risks, such as cybersecurity and technology risks, brand and reputation risks, strategic and competitive risks, operational risks, financial risks, and legal and compliance risks. Our executive officers are responsible for the day-to-day management of the material risks we face. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Company’s Audit Committee is responsible for overseeing the management of risks associated with our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s external auditor, cybersecurity, and the performance of our internal auditing department and external auditor. Our Compensation Committee reviews our employee compensation practices and policies as they relate to risk management and risk-taking incentives to determine if such compensation policies and practices are reasonably likely to have a material, adverse effect on the Company. Our Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance, director independence, composition and organization of our board of directors, succession planning, ESG efforts, and related risks.

Cybersecurity

The Audit Committee reviews, at least annually, the Company’s cybersecurity and information security risk exposures, and the steps management has taken to monitor and control such exposures. The Audit Committee also oversees the Company’s cyber incident preparedness and responses. As part of its independent oversight of the risks facing the Company, the board of directors devotes time and attention to cybersecurity and information security risk as well as cyber incident preparedness and response. Typically, the board of directors as a whole meets with the key employees responsible for risk management, including cybersecurity, at least annually. The Company maintains an Information Security Committee led by the Company’s CISO that presents on a regular basis to the management team. Additionally, nCino conducts industry specific audits and certifications (e.g., ISO 27001, SOC, and alignment to best practice frameworks) and requires employees to complete routine cybersecurity awareness training. For more information, refer to “Item 1C, Cybersecurity” in our Annual Report on Form 10-K for the year ended January 31, 2024.

Evaluations of the Board of Directors

The board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by our Nominating and Corporate Governance Committee. The board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the board of directors or any committee thereof or of the directors.

Meetings of the Board of Directors

Our board of directors held ten meetings during fiscal 2024. Each director attended at least 90% of the total number of meetings of the board and the committees on which he or she served and from which he or she was not recused. Each director is also encouraged and expected to attend the Company’s Annual Meeting. Pierre Naudé conducted the 2023 Annual Meeting, and Steven Collins, Pam Kilday, William Spruill, and William Ruh were in attendance at that meeting.

Prohibition on Hedging and Pledging of Company Securities

The Company has a policy that prohibits officers, directors and employees (including immediate family members living in the same household) from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Stock Ownership Guidelines

In August 2023, the Company adopted Stock Ownership Guidelines (the “Guidelines”) applicable to our executive officers and directors, designed to strengthen the alignment of interests between the Company’s management and stockholders and further promote the Company’s commitment to sound corporate governance. Under the Guidelines, the target share ownership levels are three times base salary for our CEO, one time base salary for our other executive officers, and three times the annual base cash retainer for the non-employee directors. Covered officers and directors are required to achieve the applicable level of ownership within five years of the later of August 8, 2023 and the date the person first became a covered executive officer or director. Under the Guidelines, the following shares will count toward achievement of the Guidelines: shares owned outright by the covered executive or director or any of such person’s immediate family members residing in the same household; shares held in trust for the benefit of the covered executive or director or such person’s family; shares held in the Company’s employee benefit plans; shares obtained through stock option exercise and the net in-the-money, after-tax value of vested but unexercised stock options; after-tax value of shares of nonvested time-based restricted stock; and after-tax value of nonvested time-based restricted stock units. Nonvested stock options, shares of nonvested performance-based restricted stock, and nonvested performance-based restricted stock units will not count towards achievement of the Guidelines.

Stockholder Communications

Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, nCino, Inc., 6770 Parker Farm Drive, Wilmington, NC 28405, or via email to corporatesecretary@ncino.com. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.

Corporate Responsibility

At the heart of our mission is a strong commitment to our culture, communities, diversity, inclusivity, and environmental sustainability. One of our core values is “Do the Right Thing,” and we strive to uphold that value in all we do. We have made great progress in fiscal 2024 for ourselves and our customers.

In fiscal 2024, nCino published its first ESG Report. Our ESG Report details the strides that we have made as a company in environmental, social, and governance matters. The ESG Report also incorporates a roadmap of ESG measures that we intend to drive towards in the future. The full ESG Report can be accessed at https://www.ncino.com/news/ncinos-first-esg-report.

nCino continues to offer an ESG Solution for financial institutions. This fully cloud-based, omni-channel solution embeds ESG as a key component of the lending process and credit lifecycle, and helps our customers have more meaningful conversations around ESG improvements. With nCino’s ESG Solution, financial institutions can increase overall operational efficiencies for their customers by streamlining ESG management, embedding ESG data capture, providing a clear sustainability picture, and integrating wider sustainability management capabilities from external providers.

Culture is one of our key differentiators. In recognition of our continued focus on employee engagement, satisfaction, and culture, we have received numerous awards in fiscal 2024 such as the Gold Stevie Award for Financial Services Company of the Year. We were also awarded multiple awards from Comparably including: Best Company for Women 2023 (Large Companies), Best Company Culture 2023 (Large Companies), Best Company Compensation 2023 (Large Companies), Best Company Perks & Benefits 2023 (Large Companies), and Best Company Work-Life Balance 2023 (Large Companies).

At nCino, we understand that our human capital is the most valuable asset that we have. In 2020, we developed our first DEI Council to directly advise our CEO on strategic initiatives to help enhance corporate DEI activities.

Closely thereafter, in February 2021, we appointed our inaugural Diversity, Equity, Inclusion & Community (DEI&C) Program Manager to spearhead and oversee our DEI and community engagement activities. These initiatives are furthered by our Employee Resource Groups (ERGs), which provide employees with a platform to find and connect with other members of their communities. nCino currently has seven ERGs: The Diaspora (Black/African-American employees), nPride (LGBTQIA+ employees), Women nTech (women employees), Mi Gente (Latinx/Basque employees), AAPI Alliance (Asian-American/Pacific Islander employees), Veterans Network (military veterans), and nAble (disabled employees).

nCino prioritizes giving back to the community. Fiscal 2024 was nCino’s largest year of philanthropic giving to date. Combining corporate giving and matching along with employee giving, nCino donated to numerous non-profits globally. With respect to philanthropic giving, the nCino community has broadly given back to various community groups, including those associated with STEAM-focused Education, Social/Community Needs, Environmental Causes, and Health Research.

nCino strives to further demonstrate its core value of “Do the Right Thing” through sustainability focused environmental practices at our headquarters. As a software and technology provider, our business already maintains a modest environmental footprint. We are committed to continuing to build on our ESG progress as we deliver on our mission to transform the financial services industry.

Executive Officers

The following table sets forth information with respect to our executive officers:

Name	Age	Position(s)
Executive Officers:
Pierre Naudé	65	Chairman & Chief Executive Officer
Greg Orenstein	54	Chief Financial Officer & Treasurer
Sean Desmond	51	Chief Product Officer
April Rieger	44	Chief Legal & Compliance Officer and Secretary

Additional biographical descriptions of the executive officers are set forth in the text below. A description of the business experience of Pierre Naudé is provided above under the heading “Board Nominees—Class I Directors”.

Greg Orenstein has served as our Chief Financial Officer & Treasurer since January 2023. He previously served as our Chief Corporate Development & Strategy Officer from September 2021 to January 2023, Chief Corporate Development & Legal Officer and Secretary from December 2019 to September 2021 and Executive Vice President Corporate Development, Chief Legal Officer and Secretary from October 2015 to November 2019. Prior to joining nCino, Mr. Orenstein was Of Counsel at the global law firm of DLA Piper from May 2014 to September 2015, and provided consulting services to various organizations, including nCino, from March 2012 to April 2014. From March 2000 until it was acquired in February 2012, Mr. Orenstein held various positions at S1 Corporation, a publicly traded provider of financial services software, most recently serving as Senior Vice President, Corporate Development, Chief Legal Officer and Secretary from April 2007 until February 2012. Mr. Orenstein holds a B.A. from the University of Maryland and a J.D. from Emory University School of Law.

Sean Desmond was appointed Chief Product Officer of the Company on May 1, 2024. He previously served as our Chief Customer Success Officer from July 2013 until May 1, 2024. Prior to joining nCino, Mr. Desmond held various leadership positions from February 1999 to June 2013 at Informatica, an enterprise cloud data management provider, most recently serving as Vice President, Global Delivery from January 2012 to June 2013. Prior to Informatica, Mr. Desmond served as a Business Analyst at Platinum Technologies (acquired by Computer Associates), a database management software company, from August 1996 to January 1999. Mr. Desmond holds a B.B.A. in Business Administration from James Madison University.

April Rieger has served as our Chief Legal & Compliance Officer and Secretary since September 2022. Previously, Ms. Rieger served as our Executive Vice President, General Counsel and Secretary from September 2021 to September 2022 and Assistant General Counsel from July 2018 to September 2021. Prior to joining nCino, Ms. Rieger practiced as an attorney at the law firm Williams & Connolly LLP from January 2008 to June 2018, where she worked on a wide variety of corporate and litigation matters. Prior to that, Ms. Rieger served as Law Clerk to the Honorable Paul A. Crotty on the U.S. District Court for the Southern District of New York from August 2006 to August 2007. Ms. Rieger holds a B.A. from the University of Wisconsin-Madison and a J.D. from Cornell University Law School.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below the transactions since February 1, 2023 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

ZestFinance, Inc. Investment

On November 1, 2022, the Company’s wholly-owned subsidiary, nCino OpCo, Inc. acquired preferred shares of ZestFinance, Inc. (d/b/a ZEST AI) (“Zest AI”), a private company, for $2.5 million. The investment is considered a related party transaction as entities affiliated with Insight Partners, a beneficial owner of the Company, own greater than ten percent (10%) of Zest AI. nCino OpCo, Inc. has retained the same equity interest in Zest AI through the date hereof.

Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement, dated February 12, 2015, as amended thereafter (“IRA”), which provides, among other things, that such investors party thereto have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. All fees, costs and expenses incurred in connection with the registration of registrable securities, including reasonable fees and disbursements of one special counsel to the selling stockholders, will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered. The registration rights terminate upon the fifth anniversary of the completion of our initial public offering (the “IPO”) in July 2025.

Employment Arrangements

Corinne Naudé is a Regional Vice President – Enterprise Sales, and is the daughter-in-law of Pierre Naudé, our Chairman and Chief Executive Officer. Her total compensation for fiscal 2024 was approximately $365,000, of which $105,000 resulted from restricted stock units (“RSU”) grant determined on the grant date fair value of the award.

Pierre W. Naudé is a Senior Manager - Product Management and the son of Pierre Naudé, our Chairman and Chief Executive Officer. His total compensation for fiscal 2024 was approximately $285,000, of which $107,000 resulted from RSU grant determined on the grant date fair value of the award and $412 related to a tax reimbursement.

Petra Sheaffer is a Senior Manager—Technology Partners and is the daughter of Pierre Naudé, our Chairman and Chief Executive Officer. Her total compensation for fiscal 2024 was approximately $468,000, of which $288,000 resulted from RSU grants determined on the grant date fair value of the awards.

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for the review, approval and oversight of any “related person transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We have adopted a written related party transaction policy. Under our related party transaction policy, our management is required to submit any related person transaction not previously approved or ratified by our Audit Committee to our Audit Committee. In approving or rejecting the proposed transactions, our Audit Committee takes into account all of the relevant facts and circumstances available.

DIRECTOR COMPENSATION

Our fiscal 2024 director compensation program for non-employee directors is set forth below. In January 2023, following a review of market data prepared by Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), the board of directors increased the annual cash retainer for the non-employee board chair from $55,000 to $60,000 and for the non-chair board members from $30,000 to $35,000, and increased the cash compensation for the Compensation Committee chair from $12,000 to $15,000 and for the non-chair Compensation Committee members from $6,000 to $7,500, in each case, to more closely align our director compensation practices with the competitive market.

Equity Compensation

○

Annual RSU award with a grant date fair value of $170,000 granted at each annual meeting of stockholders and vesting on the one-year anniversary of the grant date, subject to the director’s continued service.

○

An “initial” one-time RSU award with a grant date fair value of $170,000 granted to new non-employee directors and vesting annually over three years, subject to the director’s continued service on the applicable vesting date.

Cash Compensation—Board

○	Annual Cash Retainer—Non-Employee Chair: $60,000; Member: $35,000

○	If the Chair is an employee of the Company, the retainer for the Chair will be paid to the Lead Independent Director.

Cash Compensation—Committees/Other Services

○	Audit Committee—Chair: $20,000; Member: $10,000

○	Compensation Committee—Chair: $15,000; Member: $7,500

○	Nominating & Corporate Governance Committee—Chair: $8,000; Member: $4,000

○	Ad Hoc Fees—Additional fees may be paid to board members for special services rendered to the board of directors, including with respect to special committee services.

In August 2023, our board of directors adopted stock ownership guidelines applicable to our non-employee directors in order to further align their interests with the Company’s stockholders and further promote the Company’s commitment to sound corporate governance. Under the guidelines, our non-employee directors are required to own common stock and common stock equivalents with a value equal to three times the annual base cash retainer (currently $105,000). Directors have five years from the later of the adoption of the guidelines or first becoming subject to the guidelines to comply. For purposes of measuring compliance, the following shares will count towards the ownership guidelines: shares owned outright by the covered individual or immediate family members in the same household; shares held in trust for the covered individual or his or her family; shares held in employee benefit plans; shares obtained through stock option exercises and the net in-the-money, after-tax value of vested but unexercised stock options; and the after-tax value of shares of nonvested time-based restricted shares and restricted stock units. Shares subject to nonvested stock options, nonvested performance-based restricted stock and nonvested performance-based restricted stock units will not count towards the guidelines. Until the required ownership guideline is reached, the applicable director is required to retain at least 50% of the shares received upon vesting or settlement of equity awards or the exercise of stock options (net of taxes and any applicable exercise price).

Fiscal 2024 Director Compensation Table

The following table sets forth information for the fiscal year ended January 31, 2024, regarding the compensation awarded to, earned by or paid to our non-employee directors. Mr. Naudé, our Chairman and Chief Executive

Officer, does not receive additional compensation for his service as a director and has been excluded from the table. Please see the Fiscal 2024 Summary Compensation Table for the compensation received by Mr. Naudé for his service as Chief Executive Officer during fiscal 2024.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Steven Collins	57,750		170,561	—	228,311
Jon Doyle	37,750		170,561	—	208,311
Jeffrey Horing	33,750	(2)	170,561	—	204,311
Pam Kilday	153,238	(3)	170,561	—	323,799
Spencer Lake	48,875		170,561	—	219,436
William Ruh	145,388	(3)	170,561	—	315,949
William Spruill	125,343	(3)	170,561	—	295,904

(1)

Amounts reported in the stock awards column reflect the grant date fair value of each RSU award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”), excluding the effect of estimated forfeitures. The amounts reported are calculated based on the Company’s fair market value on the date of grant multiplied by the number of shares subject to the RSU award. These amounts differ from the amounts reflected for these awards in the equity compensation targets outlined above due to the change in our stock price from June 21, 2023, the approval date of the award, to the grant date of June 22, 2023. As of January 31, 2024, our non-employee directors had equity awards outstanding with respect to the following number of shares: Mr. Collins—RSUs, 5,770; Mr. Doyle—RSUs, 5,770; Mr. Horing—RSUs, 5,770; Ms. Kilday—RSUs, 5,770; Mr. Lake—RSUs, 5,770 and stock options, 37,100; Mr. Ruh—RSUs, 5,770; and Mr. Spruill—RSUs, 10,180.

(2)	The fees earned and paid in cash for Mr. Horing were paid to Insight Venture Management LLC.
(3)

Includes cash compensation in the amount of (i) $5,769 each paid to Ms. Kilday and Mr. Ruh during fiscal 2024 for their service on a special committee, and (ii) $81,593 each paid to Ms. Kilday, Mr. Ruh and Mr. Spruill during fiscal 2024 for their service on a special committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

NAMED EXECUTIVE OFFICERS

This CD&A describes how the Compensation Committee determined fiscal 2024 executive compensation, the elements of our executive compensation program and the compensation of each of our named executive officers (“NEOs”).

For fiscal 2024, the NEOs were:

Name	Fiscal 2024 Position
Pierre Naudé	Chief Executive Officer
Greg Orenstein	Chief Financial Officer & Treasurer
Sean Desmond	Chief Customer Success Officer
Josh Glover	President & Chief Revenue Officer
Matthew Hansen	Chief Product Officer

Following the conclusion of fiscal 2024, the Company experienced changes in its leadership. Mr. Glover stepped down from his role as President & Chief Revenue Officer, effective April 12, 2024. To facilitate a smooth transition of his responsibilities, Mr. Glover will continue to work with the Company in an advisory capacity through June 30, 2024. Effective May 1, 2024, Mr. Desmond succeeded Mr. Hansen in the role of Chief Product Officer, with Mr. Hansen remaining in an advisory role with the Company through August 2, 2024.

Our CD&A is divided into three sections:

Overview	• Fiscal 2024 Business Highlights • 2023 Say-on-Pay Vote • Our Executive Compensation Program • Our Executive Compensation Practices

What We Pay and Why	• Fiscal 2024 Executive Compensation Decisions • Base Salary • Annual Cash Bonuses • Long-Term Incentive Program • Other Elements of Our Fiscal 2024 Executive Compensation Program

How We Make Executive Compensation Decisions

•  Our Executive Compensation Philosophies and Objectives

•  Role of the Compensation Committee and our Executive Officers

•  Guidance from Compensation Consultant

•  Selection of and Comparison to Peer Group

OVERVIEW

Fiscal 2024 Business Highlights

We believe our fiscal 2024 performance demonstrated the power of our business model and strong execution by our executive team, as illustrated by the following recent business highlights:

•	Signed First Consumer Lending Deal with an Enterprise Bank in the United States. This $200B asset bank is nCino’s largest consumer lending customer.

•	Strengthened Desjardins Relationship. Expanded relationship with Desjardins Group, the largest cooperative financial group in North America, to include Automated Spreading.

•	Signed Largest Japanese Customer To Date. Added largest customer to date in Japan by signing Yamaguchi Financial Group, an over $150 billion USD asset bank, as a net-new customer for mortgage lending.

•	Collaborated with Accenture to Secure UAE Relationship. Working with Accenture, one of the largest banks in the UAE selected nCino for its corporate, commercial and private banking services.

•	Selected by Top 10 Bank in Australia. Signed Bendigo and Adelaide, a top-10 bank in Australia, for commercial lending and commercial pricing & profitability.

•

Inked Largest Cross-Sell to Adopt nCino Mortgage Suite. Signed an over $35 billion-asset bank, representing the largest cross-sell customer to adopt the nCino Mortgage Suite. This customer has now adopted nCino for commercial, consumer, and mortgage lending.

•	Expanded UK Presence. Signed a top-15 U.K. mortgage lender for property lending on the nCino Banking Platform, and renewed, extended, and expanded relationship with a top-4 U.K. bank.

•

Grew Relationship with Existing Top Account in Ireland. Expanded relationship with an existing top-Irish account for corporate and institutional banking, small and medium enterprise banking, commercial pricing & profitability, ESG, and end-to-end mortgage origination.

•

Enlarged Partnership with Salesforce. Announced an expanded partnership with Salesforce to accelerate the delivery of best-in-class cloud solutions to the financial services industry. This builds on nCino and Salesforce’s long-standing collaboration, established in 2011, to empower financial institutions with digital innovations that increase efficiency, transparency, and reduce risks while driving customer growth and loyalty.

•

Signed 11 Q4 Extensions. In the fourth quarter, signed multi-year extensions with expanded agreements for eleven customers paying us more than $1 million in annual subscription fees, including two U.S. Enterprise banks, five U.S. community & regional banks, a New Zealand bank, a German Bank, and two Canadian banks.

2023 Say-on-Pay Vote

In its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 94% of the votes cast for the Company’s say-on-pay vote at our 2023 annual meeting of stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2023 say-on-pay vote.

Our Executive Compensation Program

Our executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices and competitive market rates. New-hire executive officers’ compensation is primarily determined based on market competitive compensation practices, the experience and expertise of the individual, as well as our historical compensation practices.

The table below outlines each of the principal elements of the Company’s executive compensation program:

Our Executive Compensation Practices

Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives and are aligned with commonly viewed best practices:

✓	Significant percentage of target annual compensation delivered in the form of variable compensation tied to financial performance or share price

✓	Substantial portion of executive compensation is at-risk

✓	Market comparison of executive compensation against a relevant peer group

✓	Independent Compensation Committee

✓	Use of a compensation consultant reporting directly to the Compensation Committee

✓	Limited perquisites

✓	No excessive severance benefits

✓	Executive Officer and Director Stock Ownership Guidelines

✓	Prohibition on hedging, pledging or short sales of our securities

✓	Annual Say-on-Pay Vote

WHAT WE PAY AND WHY

Fiscal 2024 Executive Compensation Decisions

Consistent with our pay-for-performance philosophy and executive compensation program objectives described below under “Our Executive Compensation Philosophies and Objectives,” in determining the fiscal 2024 target executive compensation levels and the mix of compensation elements for each NEO, the Compensation Committee and our Chief Executive Officer (in making recommendations regarding NEO compensation other than his own) considered, as applicable, each NEO’s performance, Company performance, the compensation levels paid to other executive officers at the Company, the competitive median of the market to provide a perspective on external practices, and input from the Compensation Committee’s compensation consultant.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each executive officer’s scope of responsibility and accountability to us and to align with the competitive market. With respect to fiscal 2024, the Compensation Committee determined to increase the base salaries for the NEOs from the levels established in fiscal 2023 as set forth in the table below, with the fiscal 2024 base salary levels set to further align each NEO’s compensation with the competitive market.

Named Executive Officer	Fiscal 2023 Base Salary	Fiscal 2024 Base Salary	Percentage Change
Pierre Naudé	$487,920	$500,000	2.5%
Greg Orenstein	$333,440	$345,000	3.5%
Sean Desmond	$318,000	$330,000	3.8%
Josh Glover (1)	$383,514	$420,000	9.5%
Matthew Hansen	$350,000	$360,000	2.9%

(1)

The increase in Mr. Glover’s base salary, reflected in the table above, relates to an expansion of his duties including leading the Corporate Development, Information Technology and Information Security teams.

Please see the “Salary” column in the Fiscal 2024 Summary Compensation Table for the base salary amounts received by each NEO in fiscal 2024.

Annual Cash Bonuses

We provide our NEOs with short-term incentive compensation through an annual cash bonus program that applies to all applicable employees on a bonus program. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps to reinforce a “pay for performance” culture. Our annual cash bonus program provides cash incentive award opportunities based on the achievement of performance goals approved by our Compensation Committee at the beginning of each fiscal year.

The payment of awards under the fiscal 2024 annual cash bonus program applicable to the NEOs was subject to the attainment of goals relating to the Company’s Total Annual Revenue Growth and the Company’s Non-GAAP Operating Margin.

The table below sets forth the weight and target achievement level for each metric in our fiscal 2024 annual cash bonus program.

	Weight	Fiscal 2024 Threshold(1)	Fiscal 2024 Target	Fiscal 2024 Maximum(1)	Fiscal 2024 Actual	Fiscal 2024 Actual Achievement Payout
Total Annual Revenue Growth(2)	60%	16.0%	20.0%	24.9%	16.7%	12.0%
Non-GAAP Operating Margin(3)	40%	6.0%	10.0%	12.9%	13.0%	64.0%
Overall Achievement						76.0%

(1)

With respect to the Total Annual Revenue Growth metric under our fiscal 2024 annual cash bonus program, threshold and maximum performance would result in a payout equal to 20% and 200% of target, respectively. With respect to the Non-GAAP Operating Margin metric, threshold and maximum performance would result in a payout equal to 20% and 160% of target, respectively.

(2)

“Total Annual Revenue Growth” for incentive purposes is defined as subscription, customer support, professional services and other revenues recognized during fiscal 2024 compared to the total revenues recognized during fiscal 2023 as a growth percentage. The target achievement level with respect to the Total Revenue Growth metric was designed to be difficult but achievable with strong management performance.

(3)

“Non-GAAP Operating Margin” for incentive purposes is a non-GAAP financial measure that represents the Company’s operating income (EBIT) divided by total revenues, excluding the impact of stock-based compensation, amortization and one-time litigation fees that do not relate to operating the business expressed as a percentage. The target achievement level with respect to the Non-GAAP Operating Margin metric was designed to be difficult but achievable with strong management performance.

The table below sets forth the fiscal 2023 and fiscal 2024 target bonus opportunities and fiscal 2024 actual bonus payout for each NEO. The target bonus opportunities for our NEOs are designed to reflect each executive officer’s scope of responsibility and accountability to us and align with the competitive market. The fiscal 2024 target opportunities, as a percentage of base salary, generally remained the same as compared to the fiscal 2023 target opportunities. Based on the results reflected in the table above, the Compensation Committee approved bonus payouts with respect to fiscal 2024 in amounts equal to 76.0% of target.

Named Executive Officer	Fiscal 2023 Target Bonus	Fiscal 2024 Target Bonus	Fiscal 2024 Actual Bonus
Pierre Naudé	$487,920	$500,000	$380,000
Greg Orenstein	$166,720	$172,500	$131,100
Sean Desmond	$155,301	$165,000	$125,400
Josh Glover	$325,987	$357,000	$271,320
Matthew Hansen	$210,000	$216,000	$164,160

Long-Term Incentive Program

To further align the interests of our NEOs with the interests of our stockholders, to further focus our executive officers on our long-term performance and to promote retention of our executive officers, we provide equity compensation to our NEOs. In fiscal 2024, equity compensation was granted in the form of time-based RSUs, which vest in four equal installments on each of the first four anniversaries of the grant date, subject to the NEO’s continued employment through each applicable anniversary of the grant date.

Setting Award Levels under Long-Term Incentive Program

In determining the fiscal 2024 target equity grant levels for the NEOs, the Compensation Committee compared the target total direct compensation of each NEO (i.e., base salary, annual cash bonus and equity grants) to the competitive market median.

The table below sets forth the target award value, as of the date of grant, of the RSU awards received by each NEO under our fiscal 2024 long-term incentive program. The fiscal 2024 target equity award values for the NEOs were determined after considering the competitive market, with the target equity awards for Messrs. Orenstein, Desmond and Hansen adjusted as compared to fiscal 2023 after considering the competitive market as well as the Company’s internal pay positioning for its executive officers.

Named Executive Officer	Fiscal 2024 Target Equity Award Value(1)
Pierre Naudé	$7,000,000
Greg Orenstein	$2,300,000
Sean Desmond	$2,300,000
Josh Glover	$3,200,000
Matthew Hansen	$2,300,000

(1)

The amounts reflected in this column represent the targeted equity value, with the number of shares subject to the RSU awards determined by dividing this value by our closing stock price on April 28, 2023 for each NEO. These amounts differ from the amounts reflected for these awards in the Fiscal 2024 Summary Compensation Table due to the change in our stock price from April 28, 2023 to the grant date of May 1, 2023.

Please see “Outstanding Equity Awards at Fiscal 2024 Year-End” for a summary of the outstanding equity awards held by each of the NEOs as of fiscal 2024 year-end.

Other Elements of Our Fiscal 2024 Executive Compensation Program

Employment Arrangements

Our NEO agreements describe the basic terms of the executive’s employment, including his base salary, annual bonus target and long-term incentive award target. The terms of the agreements were determined after a review of market data prepared by Aon. These agreements also provide for severance benefits in the event of a termination of employment in certain circumstances, including the departure of the NEO following a change in control of our Company. The severance terms were determined after a review of market data prepared by Aon.

As noted above, following fiscal 2024 year-end, Messrs. Glover and Hansen both stepped down from their roles as executive officers of the Company. In order to facilitate a smooth transition, each will remain with the Company in an advisory capacity for a specified period (through June 30, 2024 for Mr. Glover and August 2, 2024 for Mr. Hansen). While serving as an advisor, both will continue to vest in their outstanding equity awards in accordance with their terms based on their continued service and, in the case of Mr. Hansen, he will continue to receive his base salary through his separation date.

See the subsection titled “Potential Payments Upon Termination or Change of Control” for a description of the severance and change in control arrangements for our NEOs.

Other Benefits

Our NEOs participate in our corporate-wide benefit programs. Our NEOs are offered benefits that generally are commensurate with the benefits provided to all of our full-time employees, which includes participation in our qualified defined contribution plan. Mr. Naudé also receives life insurance benefits paid for by the Company.

Consistent with our performance-based culture, we do not offer a service-based defined benefit pension plan or other similar benefits to our employees. During fiscal 2024, we did not provide nonqualified retirement programs or perquisites that are often provided at other companies to NEOs.

Clawback Policy

During fiscal 2024, the Company adopted a Dodd-Frank Clawback Policy to comply with SEC and Nasdaq listing rules. Under that policy, the Company is required in certain situations to recoup incentive compensation paid or payable to certain current or former executive officers of the Company, including the named executive officers, in the event of certain accounting restatements.

Stock Ownership Guidelines

During fiscal 2024, our board of directors adopted stock ownership guidelines applicable to our executive officers and directors in order to further align their interests with the Company’s stockholders and further promote the Company’s commitment to sound corporate governance. Under the guidelines, our CEO and other executive officers are required to own common stock and common stock equivalents with a value equal to three times base salary for our CEO and one times base salary for our other executive officers. Executive officers have five years from the later of the adoption of the guidelines or first becoming subject to the guidelines to comply. For purposes of measuring compliance, the following shares will count towards the ownership guidelines: shares owned outright by the covered individual or immediate family members in the same household; shares held in trust for the covered individual or his or her family; shares held in employee benefit plans; shares obtained through stock option exercises and the net in-the-money, after-tax value of vested but unexercised stock options; and the after-tax value of shares of nonvested time-based restricted shares and restricted stock units. Shares subject to nonvested stock options, nonvested performance-based restricted stock and nonvested performance-based restricted stock units will not count towards the guidelines. Until the required ownership guideline is reached, the applicable executive officer is required to retain at least 50% of the shares received upon vesting or settlement of equity awards or the exercise of stock options (net of taxes and any applicable exercise price).

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Our Executive Compensation Philosophies and Objectives

nCino’s executives’ pay philosophy and objectives strive to attract, retain, and motivate superior executive talent primarily through incentives that reward achievement of performance goals that directly correlate to the enhancement of the shareholder value, as well as to facilitate executive retention. Long-term incentives delivered through equity grants align executive interests with those of the shareholders.

We strive to provide a competitive compensation program. Our pay philosophy is to target the market median (50th percentile). Compensation positioning is used to assess the pay levels and pay mix of the aggregate executive compensation program, while executive compensation for any individual role may be above or below the stated philosophy based on experience, scope of position and individual performance. The Company and its leaders place significant value on culture, invest in employee health and well-being, foster professional development and provide career growth opportunities across the organization.

The Compensation Committee believes that the executive compensation program should motivate the executive officers to drive strong and sustained performance for the Company. Accordingly, executive compensation is weighted towards at-risk, variable incentive awards — short-term cash incentives and equity grants — rather than base salaries. This performance and equity focus is designed to align our executive compensation with the performance of individuals and the Company as a whole with the interests of our shareholders.

Role of the Compensation Committee and our Executive Officers

The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and each of our other executive officers. In setting the compensation of our Chief Executive Officer, the Compensation Committee reviews and approves our Chief Executive Officer’s performance. In setting the compensation of our other executive officers, the Compensation Committee takes into account our Chief

Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Compensation Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.

Guidance from Compensation Consultant

Aon provides executive compensation consulting services to the Compensation Committee. With respect to fiscal 2024, Aon provided services related to the review of fiscal 2024 compensation decisions for executive officers and directors, including a review of peer group compensation data and assistance with this CD&A, and was paid approximately $102,000 for these services. Aon is retained by and reports to the Compensation Committee and, at the request of the Compensation Committee, participates in committee meetings. In addition to services provided to the Compensation Committee, the Company engaged Aon or its affiliates to provide consulting services to the Company on two non-executive compensation study engagements for our broad-based compensation program. The fees paid for these additional services during fiscal 2024 were approximately $301,000. The Compensation Committee reviewed the independence of Aon under Nasdaq and SEC rules and concluded that the work of Aon has not raised any conflict of interest.

Selection of and Comparison to Peer Group

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for peer group companies as well as for our general industry.

While the Compensation Committee considers relevant market pay practices when setting executive compensation, it does not believe it is appropriate to establish compensation levels based only on market practices. The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company and individual performance and peer compensation levels. The factors that influence the amount of compensation awarded include, but are not limited to:

•	Market competitiveness for a particular position;

•	Experience and past performance inside or outside the Company;

•	Role and responsibilities within the Company; and

•	Tenure with the Company and associated institutional and industry knowledge.

In selecting companies for our peer group, the Compensation Committee considered the following peer group selection criteria:

•	Operates in the software and software as a service (SAAS) industry; and

•	Comparable in terms of market capitalization and revenue (between roughly 1/3x and 3x of Company’s target market capitalization and revenue, respectively).

For fiscal 2024 compensation decisions, the Compensation Committee utilized the peer group set forth below. This was the same peer group as fiscal 2023, except that DoubleVerify, EngageSmart, MeridianLink, Paycor HCM and Qualys were added, and Anaplan, Cardlytics, Paylocity, PegaSystems, and Sailpoint Technologies were removed to better reflect the Company in terms of operation and the characteristics described above. Based on data compiled by Aon at the time of the peer group review, the Company’s operating income was positioned at the 39th percentile and the Company’s market capitalization was positioned at the 61st percentile of our peer group.

2024 Compensation Peer Group

Appfolio, Inc.	Everbridge, Inc.	Qualys, Inc.

Appian Corporation	Fastly, Inc.	Smartsheet, Inc.

BigCommerce Holdings, Inc.	Five9, Inc.	SPS Commerce, Inc.

BlackLine, Inc.	LivePerson, Inc.	Varonis Systems, Inc.

DoubleVerify Holding, Inc.	MeridianLink, Inc.	Workiva, Inc.

Duck Creek Technologies, Inc.	Paycor HCM, Inc.

EngageSmart, Inc.	Q2 Holdings, Inc.

In assessing executive compensation, the Compensation Committee also reviewed market and survey data from the Radford Global Technology Survey.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with Company management. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement, which will be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 31, 2024.

Respectfully submitted by the Compensation Committee of the board of directors.

William Ruh, Chair

Pam Kilday

Spencer Lake

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

FISCAL 2024 EXECUTIVE COMPENSATION TABLES AND RELATED NARRATIVES

Fiscal 2024 Summary Compensation Table

The following table provides information regarding the compensation earned by our NEOs for fiscal 2024 and 2023 and, to the extent required under the SEC executive compensation disclosure rules, fiscal 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Pierre Naudé,	2024	497,987	—	6,934,897	380,000	20,664	7,833,548
Chief Executive Officer	2023	487,920	—	7,158,830	392,912	19,775	8,059,437
	2022	456,000	—	6,874,000	462,416	24,667	7,817,083
Greg Orenstein,	2024	343,073	—	2,278,598	131,100	47,642	2,800,413
Chief Financial Officer & Treasurer	2023	324,480	—	2,045,360	130,668	45,625	2,546,133
	2022	306,667	—	1,486,159	155,528	47,294	1,995,648
Sean Desmond,	2024	328,000	—	2,278,598	125,400	14,316	2,746,314
Chief Customer Success Officer	2023	310,500	—	2,045,360	125,061	13,434	2,494,355
	2022	290,000	—	1,486,159	147,110	14,172	1,937,441
Josh Glover,	2024	413,919	—	3,170,227	271,320	14,280	3,869,746
President & Chief Revenue Officer	2023	383,514	—	3,732,821	262,511	13,380	4,392,226
	2022	309,065	—	4,080,715	290,875	14,385	4,695,040
Matthew Hansen,	2024	358,333	—	2,278,598	164,160	49,663	2,850,754
Chief Product Officer	2023	310,576	—	2,511,330	127,179	1,725	2,950,810

(1)

The amounts reported represent the grant date fair value of RSUs calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated based on the fair market value of a share of Company common stock as of the grant date.

(2)

The amounts reported for fiscal 2024 represent payouts under the Company’s annual cash bonus program based on performance with respect to goals relating to (i) Total Annual Revenue Growth and (ii) Non-GAAP Operating Margin.

(3)

The amounts reported in this column for fiscal 2024 consist of (i) a cell phone allowance for each of the NEOs other than Mr. Naudé, (ii) matching contributions under the Company’s 401(k) plan for Messrs. Naudé and Desmond of $11,916, Mr. Orenstein of $11,915 and Mr. Glover of $11,880, (iii) lodging expenses of $18,673 for Mr. Orenstein and a related tax reimbursement of $14,654, (iv) life insurance premiums paid by the Company for Mr. Naudé and a related tax reimbursement of $2,833, and (v) tax preparation assistance expense of $33,557 paid by the Company for Mr. Hansen and a related tax reimbursement of $13,706.

Fiscal 2024 Grants of Plan-Based Awards

The following table provides information regarding the possible payouts to our NEOs in fiscal 2024 under our annual cash bonus program and the equity awards received by our NEOs in fiscal 2024 under the: nCino, Inc. 2019 Equity Incentive Plan (as amended and restated on July 16, 2020) (the “2019 Plan”).

			Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of shares of stock or units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Pierre Naudé	(4)	—	60,000	300,000	600,000	—	—
	(5)	—	40,000	200,000	320,000	—	—
	5/1/2023	1/9/2023	—	—	—	283,057	6,934,897
Greg Orenstein	(4)	—	20,700	103,500	207,000	—	—
	(5)	—	13,800	69,000	110,400	—	—
	5/1/2023	1/9/2023	—	—	—	93,004	2,278,598
Sean Desmond	(4)	—	19,800	99,000	198,000	—	—
	(5)	—	13,200	66,000	105,600	—	—
	5/1/2023	1/9/2023	—	—	—	93,004	2,278,598
Josh Glover	(4)	—	42,840	214,200	428,400	—	—
	(5)	—	28,560	142,800	228,480	—	—
	5/1/2023	1/9/2023	—	—	—	129,397	3,170,227
Matthew Hansen	(4)	—	25,920	129,600	259,200	—	—
	(5)	—	17,280	86,400	138,240	—	—
	5/1/2023	1/9/2023	—	—	—	93,004	2,278,598

(1)	Amounts reported in this column reflect the fiscal 2024 target bonus opportunity for each NEO.
(2)

The amounts reported in this column represent RSU awards that vest in four equal annual installments on each of the first four anniversaries of the grant date, subject to the NEO’s continued employment through each applicable vesting date.

(3)

The amounts reported represent the grant date fair value of RSUs calculated in accordance with ASC 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated based on the fair market value of a share of Company common stock as of the grant date.

(4)	Amounts represent the weighted threshold, target and maximum payout levels with respect to the Total Annual Revenue Growth performance metric under our fiscal 2024 annual cash bonus program.
(5)	Amounts represent the weighted threshold, target and maximum payout levels with respect to the Non-GAAP Operating Margin performance metric under our fiscal 2024 annual cash bonus program.

Outstanding Equity Awards at Fiscal 2024 Year-End

The following table summarizes outstanding option awards and unvested stock awards held by each NEO on January 31, 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Pierre Naudé	6/8/20	—	—	—	—	32,014	1,007,801
	4/5/21	—	—	—	—	50,000	1,574,000
	2/1/22	—	—	—	—	114,554	3,606,160
	5/1/23	—	—	—	—	283,057	8,910,634
Greg Orenstein	11/1/15	122,448	—	2.45	11/1/25	—	—
	2/1/17	50,000	—	4.98	2/1/27	—	—
	6/8/20	—	—	—	—	17,672	556,315
	4/5/21	—	—	—	—	10,810	340,299
	2/1/22	—	—	—	—	32,730	1,030,340
	5/1/23	—	—	—	—	93,004	2,927,766
Sean Desmond	2/1/17	245,776	—	4.98	2/1/27	—	—
	6/8/20	—	—	—	—	13,594	427,939
	4/5/21	—	—	—	—	10,810	340,299
	2/1/22	—	—	—	—	32,730	1,030,340
	5/1/23	—	—	—	—	93,004	2,927,766
Josh Glover	6/8/20	—	—	—	—	13,594	427,939
	4/5/21	—	—	—	—	10,810	340,299
	11/1/21	—	—	—	—	17,203	541,550
	2/1/22	—	—	—	—	59,732	1,880,363
	5/1/23	—	—	—	—	129,397	4,073,418
Matthew Hansen	1/7/22	—	—	—	—	39,355	1,238,895
	8/1/22	—	—	—	—	46,454	1,462,372
	9/12/22	—	—	—	—	10,434	328,462
	5/1/23	—	—	—	—	93,004	2,927,766

(1)

These RSUs are scheduled to vest with respect to 25% of the shares subject to the RSU award on each of the first four anniversaries of the grant date or, with respect to the RSU award granted to Mr. Hansen on September 12, 2022, on the first four anniversaries of August 1, 2022, subject to the NEO’s continued employment through the applicable vesting date.

(2)	The market value of shares or units that have not vested reflects a stock price of $31.48, our closing stock price on January 31, 2024, the last trading date of fiscal 2024.

Fiscal 2024 Option Exercises and Stock Awards Vested

The following table provides information concerning the exercise of stock options and vesting of stock awards during fiscal 2024 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Pierre Naudé	—	—	120,197	3,334,021

Greg Orenstein	—	—	42,736	1,169,620

Sean Desmond	28,142	871,768	42,408	1,187,625

Josh Glover	132,058	2,528,420	60,011	1,700,649

Matthew Hansen	—	—	38,639	1,275,845

Fiscal 2024 Potential Payments Upon Termination or Change in Control

During fiscal 2024, the NEOs were each subject to employment agreements that provided for certain severance benefits upon a qualifying termination of employment. A description of the material terms of each of the employment arrangements that were in effect on January 31, 2024, as well as estimates of the payments and benefits each NEO would receive upon a qualifying termination of employment or change in control, are set forth below. The estimates have been calculated assuming a termination date of January 31, 2024 and the closing price of a share of our common stock on January 31, 2024. The amounts reported below are only estimates and actual payments and benefits to be paid upon a qualifying termination of a NEO’s employment with the Company or change in control of the Company under these arrangements can only be determined at the time of termination or change in control.

As noted above, following fiscal 2024 year-end, Messrs. Glover and Hansen both stepped down from their roles as executive officers of the Company. In order to facilitate a smooth transition, each will remain with the Company in an advisory capacity for a specified period (through June 30, 2024 for Mr. Glover and August 2, 2024 for Mr. Hansen). While serving as an advisor, both will continue to vest in their outstanding equity awards in accordance with their terms based on their continued service and, in the case of Mr. Hansen, he will continue to receive his base salary through his separation date.

Employment Agreements

In connection with our IPO, we entered into employment agreements with each of our NEOs (other than Mr. Hansen, whose employment agreement was entered into in January 2022 in connection with the commencement of his employment with the Company), the material terms of which are set forth below.

Under the NEO employment agreements, in the event of a termination of employment due to the NEO’s death or disability, the NEO will be entitled to a pro-rated bonus for the year of termination, based on actual performance and pro-rated for the portion of the year the NEO was employed and, in the case of Mr. Hansen, any annual cash bonus for a completed fiscal year that remains unpaid as of the time of such termination. Subject to the NEO’s execution of a release of claims in favor of the Company, in the event of a termination by the Company without cause or by the executive due to good reason prior to or more than one year following a change in control (or at any time with respect to Mr. Hansen), each as defined in the applicable employment agreement, each NEO would be entitled to (i) severance payments over a specified severance period equal to the base salary the NEO would have received during such severance period, (ii) a pro-rated bonus for the year of termination, based on actual performance and pro-rated for the portion of the year the NEO was employed, and (iii) reimbursements for healthcare continuation coverage during the severance period, subject to earlier termination in the event the executive officer becomes eligible for alternative health coverage. Mr. Hansen would also be entitled to receive any annual cash bonus for a completed fiscal year that remains unpaid as of the time of such termination. The severance period is 12 months for Messrs. Naudé and Orenstein and six months for Messrs. Glover, Hansen, and Desmond. If an NEO other than Mr. Hansen experiences a termination of employment on or during the one-year period following a change in control of the Company, then, in lieu of the benefits set forth above, the executive will receive a severance payment equal to a severance multiple multiplied by the sum of the executive’s annual base salary and target bonus, and the period for healthcare continuation coverage will be 18 months for Mr. Naudé and 12 months for Messrs. Orenstein, Glover, and Desmond. The severance multiple for a termination of employment within one-year following a change in control of the Company is one and a half for Mr. Naudé and one for Messrs. Orenstein, Glover, and Desmond. In addition, under the terms of the employment agreements, if the payments and benefits to a NEO under his employment agreement or another plan, arrangement or agreement would subject the NEO to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, but only if such reduction will result in the NEO receiving a higher net after-tax amount. The tables below do not reflect the application of any potential reduction necessary to avoid such excise taxes.

In addition, with respect to NEOs other than Mr. Hansen, consistent with the terms of certain of the Company’s pre-existing compensation arrangements, in the event that either (i) the NEO is employed by the Company as of a change in control of the Company or (ii) the employment of the NEO is terminated by the Company without cause or by the executive due to good reason within six months prior to such change in control, any equity awards held by the NEO as of the effective date of the new employment agreements described above will vest upon such change in control. For equity awards granted to NEOs other than Mr. Hansen following the effective date of the employment agreements, unless otherwise provided for in an award agreement, such equity awards will vest in the event of a termination of employment by the Company without cause or due to good reason on or within one year following a change in control.

At the time the NEO entered into the above-described employment agreement with the Company, the NEO also entered into a non-disclosure, restrictive covenants and assignment of invention agreement with restrictive covenants relating to non-competition and non-solicitation of customers and employees, during employment and for 12 months following a termination of employment for Messrs. Naudé and Orenstein and for six months following a termination of employment for Messrs. Glover, Hansen and Desmond.

Potential Payments Upon Death or Disability Table

Name	Severance Payment ($)(1)	Value of Accelerated Equity Awards ($)	Welfare Benefits ($)	Aggregate Payments ($)

Pierre Naudé	380,000	—	—	380,000

Greg Orenstein	131,100	—	—	131,100

Sean Desmond	125,400	—	—	125,400

Josh Glover	271,320	—	—	271,320

Matthew Hansen	164,160	—	—	164,160

(1)

Amounts reported in this column represent a pro-rated target bonus for the year of termination, based on actual performance. Because this table assumes a termination on January 31, 2024, the amounts are not pro-rated.

Potential Payments Upon Change in Control Table

Name	Severance Payment ($)	Value of Accelerated Equity Awards ($)(1)	Welfare Benefits ($)	Aggregate Payments ($)

Pierre Naudé	—	1,007,801	—	1,007,801

Greg Orenstein	—	556,315	—	556,315

Sean Desmond	—	427,939	—	427,939

Josh Glover	—	427,939	—	427,939

Matthew Hansen	—	—	—	—

(1)

Pursuant to the terms of their employment agreements, any equity awards held by an NEO other than Mr. Hansen as of the effective date of his employment agreement will vest in full upon a change in control. The amount shown is the market value of unvested equity awards based on a stock price of $31.48, our closing stock price on January 31, 2024, the last trading date of fiscal 2024.

Potential Payments Upon Qualifying Termination Absent a Change in Control Table(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)	Welfare Benefits ($)(3)	Aggregate Payments ($)

Pierre Naudé	880,000	—	8,227	888,227

Greg Orenstein	476,100	—	13,417	489,517

Sean Desmond	290,400	—	6,709	297,109

Josh Glover	481,320	—	6,709	488,029

Matthew Hansen	344,160	—	6,709	350,869

(1)	A qualifying termination means termination of the NEO’s employment by the Company without cause or by the NEO for good reason.
(2)

Amounts reported in this column represent the sum of (i) six months’ base salary (12 months’ base salary for Messrs. Naudé and Orenstein) and (ii) a pro-rated bonus for the year of termination, based on actual performance. Because this table assumes a termination on January 31, 2024, the amounts are not pro-rated.

(3)

Represents the estimated value of continued welfare benefits that NEOs would be entitled to receive upon a qualifying termination of employment prior to or more than one year following a change in control.

Potential Payments Upon Qualifying Termination on or Following a Change in Control Table(1)

Name	Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Welfare Benefits ($)(4)	Aggregate Payments ($)

Pierre Naudé	1,250,000	15,098,595	12,341	16,360,936

Greg Orenstein	517,500	4,854,720	13,417	5,385,637

Sean Desmond	495,000	4,726,344	13,417	5,234,761

Josh Glover	777,000	7,263,569	13,417	8,053,986

Matthew Hansen	344,160	—	6,709	350,869

(1)	A qualifying termination means termination of the NEO’s employment by the Company without cause or by the NEO for good reason.
(2)

Amounts reported in this column represent the sum of (i) 12 months’ base salary (18 months’ base salary for Mr. Naudé and 6 months’ base salary for Mr. Hansen) and (ii) a bonus for the year of termination, based on target performance (pro-rated for the year of termination and based on actual performance with respect to Mr. Hansen). This table assumes a termination on January 31, 2024. Because this table assumes a termination on January 31, 2024, the amount for Mr. Hansen is not pro-rated.

(3)

Represents the value of equity awards (i) held by the NEOs as of the effective dates of their employment agreements that would become vested upon a change in control within six months following a qualifying termination of employment, and (ii) granted following the effective date of their employment agreements that would become vested upon a qualifying termination of employment on or within one year following a change in control. The amount shown is the market value of unvested equity awards based on a stock price of $31.48, our closing stock price on January 31, 2024, the last trading date of fiscal 2024.

(4)

Represents the estimated value of continued welfare benefits that NEOs would be entitled to receive upon a qualifying termination of employment on or during the one-year period following a change in control.

Compensation Risk Assessment

We conducted an assessment of the risks associated with our compensation practices and policies and determined that risks arising from such policies and practices are not reasonably likely to have a material adverse effect on the Company. In conducting the assessment, we undertook a review of our compensation philosophies, our compensation governance structure and the design and oversight of our compensation programs. Overall, we believe that our programs include an appropriate mix of fixed and variable features, and short- and long-term incentives with compensation-based goals aligning with corporate goals. Centralized oversight helps ensure compensation programs align with the Company’s goals and compensation philosophies and, along with other factors such as the Company’s clawback policy and stock ownership guidelines, operate to mitigate against the risk that such programs would encourage excessive risk-taking.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Naudé, our Chief Executive Officer. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.

Ratio

For fiscal 2024,

•	The median of the annual total compensation of all of our employees, other than Mr. Naudé, was $109,774.

•	Mr. Naudé’s annual total compensation, as reported in the Total column of the Fiscal 2024 Summary Compensation Table, was $7,833,548.

•

Based on this information, the ratio of the annual total compensation of Mr. Naudé to the median of the annual total compensation of all employees is estimated to be 71 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Identification of Median Employee

We selected January 31, 2024 as the date on which to determine our median employee. The pay ratio disclosure rules permit companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. Applying this de minimis exemption, we excluded twenty-seven employees in Canada, three employees in France, one employee in Germany, thirteen employees in Japan, six employees in Spain, and four employees in New Zealand, from the calculations of our median employee. For purposes of identifying the median employee from our fiscal 2024 employee population, we considered the gross cash compensation of all employees, as compiled from payroll records. We selected gross cash compensation as it represents the principal form of compensation delivered to all of our employees and is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ending January 31, 2024. Compensation paid in foreign currencies was converted to U.S. dollars based on spot rate exchange rate as of January 31, 2024.

PAY VERSUS PERFORMANCE
Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
the Pay Versus Performance Table (set forth below) is required to include “compensation actually paid” (“
CAP
”), as calculated per SEC disclosure rules, to the Company’s principal executive officer (“
PEO
”) and the Company’s
non-PEO
NEOs, as noted below. “Compensation actually paid” represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the CD&A. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to RSUs, which remain subject to forfeiture if the vesting conditions are not satisfied.

					Value of Initial Fixed $100 Investment Based on: (4)
Fiscal Year (1)	Summary Compensation Table Total for PEO ($) (2)	Compensation Actually Paid to PEO ($) (3)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (5)	Net Loss ($)	Revenue ($) (6)

2024	7,833,548	10,271,359	3,066,807	4,330,316	34.37	159.88	43,526,000	476,543,000

2023	8,059,437	1,794,534	3,890,638	(740,777)	31.23	106.08	101,844,000	408,315,000

2022	7,817,083	1,340,189	2,795,464	(4,053,065)	50.04	131.14	50,121,000	273,865,000

2021	3,477,984	52,715,812	1,723,813	18,253,944	78.28	118.37	41,270,000	204,293,000

(1)	Mr. Naudé has served as the PEO for the entirety of fiscal 2024, 2023, 2022 and 2021 and our other NEOs for the applicable years were as follows:

•	2024: Greg Orenstein; Sean Desmond; Josh Glover; and Matthew Hansen

•	2023: Josh Glover; David Rudow; Greg Orenstein; April Rieger; and Matthew Hansen.

•	2022: Josh Glover; David Rudow; Greg Orenstein; and Sean Desmond.

•	2021: Greg Orenstein and Josh Glover.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Naudé and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our other NEOs reported for the applicable year other than the PEO for such years.

(3)
To calculate CAP, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Naudé and for the average of the other NEOs is set forth following the footnotes to this table.

(4)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on July 14, 2020 (the day on which regular-way
trading of Company common stock commenced). Historic stock price performance is not necessarily indicative of future stock price performance.

(5)	The TSR Peer Group consists of the component companies of the S&P 1500 Application Software Index.
(6)
The Compensation Committee determined that revenue is a core measure of the Company’s performance and stockholder value creation. Revenue indirectly impacts the compensation of our NEOs because it is reflected in both the Total Annual Revenue Growth and Non-GAAP Operating Margin metrics included in the fiscal 2024 annual cash bonus program.

Table of Contents
CAP Adjustments

Fiscal Year	Summary Compensation Table Total ($) (1)	Minus Grant Date Fair Value of Stock Awards Granted in the Current Fiscal Year ($) (2)	Plus (Minus) Fair Value at Fiscal Year-end of Outstanding and Unvested Stock Awards Granted in Fiscal Year ($) (3)	Plus (Minus) Change in Fair Value of Outstanding and Unvested Stock Option and Stock Awards Granted in Prior Fiscal Years ($) (4)	Plus (Minus) Fair Value at Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year ($) (5)	Plus (Minus) Change in Fair Value as of Vesting Date of Stock Option and Stock Awards Granted in Prior Years for which Applicable Vesting Conditions were Satisfied During Fiscal Year ($) (6)	Minus Fair Value as of Prior Fiscal Year-end of Stock Option and Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year ($) (7)	Compensation Actually Paid ($)

Pierre Naudé

2024	7,833,548	(6,934,897)	8,910,634	566,116	—	(104,042)	—	10,271,359

2023	8,059,437	(7,158,830)	4,368,307	(2,826,186)	—	(648,194)	—	1,794,534

2022	7,817,083	(6,874,000)	4,583,000	(3,778,054)	—	(407,840)	—	1,340,189

2021	3,477,984	(2,561,060)	9,181,400	41,222,988	—	1,394,500	—	52,715,812

Other NEOs (Average) (8)

2024	3,066,807	(2,501,505)	3,214,179	520,201	—	30,634	—	4,330,316

2023	3,890,638	(3,317,732)	1,657,027	(1,962,871)	88,923	(412,548)	(684,214)	(740,777)

2022	2,795,464	(2,258,633)	1,467,614	(5,905,740)	—	(151,770)	—	(4,053,065)

2021	1,723,813	(1,250,630)	4,483,508	12,704,591	—	592,662	—	18,253,944

(1)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
(2)	Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(3)
Represents the fair value as of the indicated fiscal
year-end
of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(4)
Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(5)
Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(6)
Represents the change in fair value, measured from the prior fiscal year-end
to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(7)
Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(8)	See footnote 1 above for the NEOs included in the average for each year.
Relationship Between Pay and Performance
We believe the CAP in each of the years reported above and over the four-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the CAP fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our annual cash bonus program. The CD&A describes in greater detail

Table of Contents
the Compensation Committee’s emphasis on
“pay-for-performance”
and how our executive compensation program is designed to link executive compensation with the achievement of our financial objectives as well as stockholder value creation.

•
Relationship Between CAP to the PEO and Average Other NEOs and the Company’s Net Income (Loss) and Revenue: Net income (loss) is not a component of our fiscal 2024 executive compensation program. Instead, the Company uses a variety of performance metrics to measure performance under its annual cash bonus program, with the fiscal 2024 program based on Total Annual Revenue Growth and
Non-GAAP
Operating Margin, as described further in the CD&A. As a result, our CAP for our NEOs is less impacted by fluctuations in our net income as compared to our performance with respect to our annual cash bonus program metrics as well as our stock price performance. The Company’s fiscal 2021 net loss was $41,270,000 increasing to a net loss of $43,526,000 for fiscal 2024 and the Company’ revenues were $204,293,000 for fiscal 2021 increasing to $476,543,000 for fiscal 2024. Our fiscal 2021 CAP for our PEO and other NEOs was $52,715,812 and $18,253,944, respectively, declining to fiscal 2024 CAP for our PEO and other NEOs of $10,271,359 and $4,330,316, respectively.

•
Relationship Between CAP to the PEO and Average Other NEOs and the Company’s TSR. Given the leverage of our executive compensation program towards equity-based awards, fluctuations in CAP for our PEO and other NEOs is most directly impacted by our stock price performance. Commensurate with our decline in TSR, calculated assuming a $100 investment in our common stock on July 14, 2020 (the day on which regular-way
trading of Company common stock commenced), from $78.28 as of January 31, 2021 to $34.37 as of January 31, 2024, our fiscal 2021 CAP for our PEO and other NEOs was $52,715,812 and $18,253,944, respectively, declining to fiscal 2024 CAP for our PEO and other NEOs of $10,271,359 and $4,330,316, respectively.

•
Relationship Between Company TSR and Peer Group TSR. The TSR of the S&P 1500 Application Software Index has outperformed
t
he Company since July 14, 2020, the date on which
regular-way
trading of Company common stock commenced. Assuming a $100 investment in our common stock on July 14, 2020 (the day on which regular-way
trading of Company common stock commenced), our TSR declined from $78.28 as of January 31, 2021 to $34.37 as of January 31, 2024, while the TSR of the S&P 1500 Application Software Index increased
from $118.37 as of January 31, 2021 to $159.88 as of January 31, 2024.

Performance Measures Used to Link Company Performance and CAP to the NEOs
The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for fiscal 2024. Please see the CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program, including our annual cash bonus program.

•	Total Annual Revenue Growth

•	Non-GAAP Operating Margin

•	Stock Price

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 31, 2024 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders(1)	6,838,829	(2)	7.14	(3)	27,340,877(4)

Equity compensation plans not approved by security holders	—		—		—

Total	6,838,829		7.14		27,340,877

(1)	Includes our 2019 Amended and Restated Equity Incentive Plan, Employee Stock Purchase Plan and 2014 Omnibus Stock Ownership and Long Term Incentive Plan.
(2)

Includes 1,212,704 shares issuable pursuant to outstanding stock options and 5,626,125 shares issuable pursuant to outstanding restricted stock units under our 2019 Amended and Restated Equity Incentive Plan and 2014 Omnibus Stock Ownership and Long Term Incentive Plan.

(3)	Excludes restricted stock units which have no exercise price.
(4)

Includes 22,826,071 shares available for issuance under our 2019 Amended and Restated Equity Incentive Plan and 4,514,806 shares available for issuance under our Employee Stock Purchase Plan. Our 2019 Amended and Restated Equity Incentive Plan provides that the number of shares of our common stock reserved for issuance under the plan will automatically increase on the first day of each fiscal year, beginning with the fiscal year ending January 31, 2022 and continuing until (and including) the fiscal year ending January 31, 2031, by an amount equal to the lesser of (i) 5% of the shares of our common stock issued and outstanding on January 31 of the immediately preceding fiscal year or (ii) an amount determined by our board of directors. Our Employee Stock Purchase Plan provides that the number of shares of our common stock available for future issuance under the plan will automatically increase on the first day of each fiscal year, beginning with the fiscal year ending January 31, 2022 and continuing until (and including) the fiscal year ended January 31, 2031, by an amount equal to the lesser of (i) 1% of the shares of our common stock issued and outstanding on January 31 of the immediately preceding fiscal year, (ii) 1,800,000 shares of our common stock or (iii) an amount determined by our board of directors.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL

YEAR ENDING JANUARY 31, 2025

Our board of directors and the Audit Committee are asking our stockholders to ratify the appointment by the Audit Committee of Ernst & Young LLP (“EY”), as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending January 31, 2025. Stockholder ratification of such selection is not required by our Amended and Restated Bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.

In the event our stockholders fail to ratify the selection, the Audit Committee will consider whether or not to continue to retain EY for the fiscal year ending January 31, 2025. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change should be made.

EY has audited our financial statements since our fiscal year 2017. A representative of EY is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.

Principal Accountant Fees and Services

The following table sets forth the fees billed for professional audit services and other services rendered to the Company by EY for the fiscal years ended January 31, 2024 and 2023.

	Years Ended January 31,
	2024	2023

Audit fees(1)	$2,103,000	$2,500,000

Audit-related fees(2)	—	50,000

Tax fees(3)	—	210,000

All other fees	—	—

Total fees	$2,103,000	$2,760,000

(1)

Audit fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, review of the financial statements included in our quarterly reports, as well as services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2023 and 2024 also included fees related to other SEC registration statements.

(2)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for work performed relating to the buyer prepared closing statements for business combinations.

(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.

Additional information concerning the Audit Committee and its activities can be found in the following sections of this proxy statement: “Committee of the Board of Directors” and “Report of the Audit Committee.”

Pre-Approval Policy

According to policies adopted by the Audit Committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors.

The Audit Committee approved all services provided by EY during the fiscal year ended January 31, 2024. The Audit Committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.

Recommendation of Our Board of Directors and Audit Committee

OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2025.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed our financial statements as of and for the fiscal year ended January 31, 2024 with management and EY;

•	discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•

received the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence; and

•	discussed the independence of EY with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 for filing with the SEC. The Audit Committee also appointed EY as our independent registered public accounting firm for fiscal year ending January 31, 2025.

Submitted by the Audit Committee of our board of directors:

Steven Collins, Chair
William Ruh
William Spruill

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

General

We are seeking an advisory, non-binding stockholder vote with respect to the compensation awarded to our named executive officers (or “NEOs”), referred to as a “Say-on-Pay” vote, for the fiscal year ended January 31, 2024, in accordance with the requirements of Section 14A of the Exchange Act. In accordance with the preference expressed by our stockholders at the 2022 annual meeting of stockholders, the board has determined to hold a Say-on-Pay vote annually at least until the next advisory vote regarding the frequency of the Say-on-Pay vote.

Our executive compensation program and the compensation paid to our NEOs are described in the section entitled “Executive Compensation” of this proxy statement. Our compensation programs are overseen by the Compensation Committee and are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our NEOs is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our board of directors request that stockholders approve on a non-binding, advisory basis, the compensation of our NEOs as described in this proxy statement pursuant to the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section, compensation tables, and narrative discussion, is hereby APPROVED.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NEOS.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL FOUR

AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF OFFICERS AS PERMITTED BY DELAWARE LAW AND TO MAKE CERTAIN CONFORMING NAME CHANGES

General

The Delaware General Corporation Law (the “DGCL”) was amended in 2022 to permit Delaware corporations to exculpate their officers, in addition to their directors, for personal liability in certain actions. After careful consideration, on April 29, 2024, the board unanimously approved an amendment and restatement of our Amended and Restated Certificate of Incorporation (the “Charter”) to include the exculpation of officers pursuant to these recent amendments to the DGCL.

As amended, the DGCL only permits, and our proposed amendment to the Charter would only permit, exculpation of officers for claims that do not involve breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. In addition, the exculpation of officers would not apply to claims brought by or in the right of the Company, such as derivative claims.

Taking into account the limits on the type of claims for which officers’ liability would be exculpated, and the benefits the board believes would accrue to the Company and its stockholders in the form of an enhanced ability to attract and retain talented officers and the potential to discourage frivolous lawsuits, the board determined that it is in the best interests of the Company and our stockholders to amend the Charter as described herein.

The proposed amendments to Section 8.1 of the Charter are as follows, with added text underlined.

8.1 Limitation of Personal Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Section 8.1, “officer” shall have the same meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

In addition, our board of directors is taking the opportunity afforded by presenting Proposal Four to update the Charter to include the company’s current legal name, nCino, Inc., in the header and first line of the Charter, to clarify that Penny HoldCo, Inc. is the Company’s former legal name, and to make certain conforming changes.

The full text of the proposed Amended and Restated Certificate of Incorporation is included in Exhibit A to this Proxy Statement.

The affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to authorize the proposed amendment to the Charter. If this proposal to amend our Charter is approved by our stockholders, the resulting Amended and Restated Certificate of Incorporation for the Company will be filed with the Secretary of State of the State of Delaware shortly after the Annual Meeting. If this proposal to amend our Charter is not adopted and approved, the current Charter will remain unchanged.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF OFFICERS AS PERMITTED BY DELAWARE LAW AND TO MAKE CERTAIN CONFORMING NAME CHANGES.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL FIVE

STOCKHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION

General

James McRitchie, with an address of 9295 Yorkship Court, Elk Grove, California 95758, has advised the company that he intends to present the following stockholder proposal at the Annual Meeting. Mr. McRitchie has indicated that he is a beneficial owner of at least $2,000 in market value of the Company’s common stock.

The text of the stockholder proposal and the supporting statement appear exactly as received by the Company. All statements contained in the stockholder proposal and supporting statement are the sole responsibility of the proponent and, as a result, the Company is not responsible for any inaccuracies the proposal or statement may contain. The stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponent.

As explained below, our board of directors recommends that stockholders vote AGAINST this proposal for the reasons set forth below.

STOCKHOLDER PROPOSAL

Item 5 - Elect Each Director Annually

RESOLVED: James McRitchie of CorpGov.net and other nCino, Inc. Inc. (“Company”) shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class, with each director subject to election each year for a one-year term.

SUPPORTING STATEMENT: Arthur Levitt, former Chairman of the Securities and Exchange Commission, said, “In my view, it’s best for the investor if the entire board is elected once a year. Without the annual election of each director, shareholders have far less control over who represents them.”

Since directors in a declassified board are elected and evaluated each year, declassification promotes responsiveness to shareholder demands and pressures directors to perform to retain their seats. Declassified boards are more likely to be diverse and increase accountability and responsiveness to shareholders.

More than 90% of S&P 500 companies elect each director annually. Annual elections are widely viewed as a corporate governance best practice to make directors more accountable, contributing to improved performance and increased company value.

Shareholder resolutions by James McRitchie on this topic won 11 of 11 votes at companies since 2018, according to data compiled by Diligent, with an average vote of more than 77%. Proxy advisory firms ISS and Glass Lewis both supported all such proposals. According to one of our largest shareholders, BlackRock: “Directors should be re-elected annually; classification of the board generally limits shareholders’ rights to regularly evaluate a board’s performance and select directors.” Vanguard generally votes for proposals to declassify an existing board and votes against management or shareholder proposals to create a classified board.

According to Equilar, “A classified board creates concern among shareholders because poorly performing directors may benefit from an electoral reprieve. Moreover, a fraternal atmosphere may form from a staggered board that favors the interests of management above those of shareholders. Since directors in a declassified board are elected and evaluated each year, declassification promotes responsiveness to shareholder demands and pressures directors to perform to retain their seat.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance as of this submission: Shareholders cannot call special meetings, act by written consent, or modify various bylaws without at least 66 and 2/3% of the voting power of outstanding stock.

Our Company’s technology is second to none. Our Company’s corporate governance should meet the same high standards.

Increase Long-Term Shareholder Value

Vote FOR Elect Each Director Annually - Proposal 5

Company Response

The board of directors has carefully considered the stockholder proposal and has concluded that it would not serve the best interests of the Company and our stockholders. The Company understands the importance of good corporate governance, and we believe that a classified board best supports this goal. The board of directors, comprised entirely of independent directors, except for the Chief Executive Officer, recommends that stockholders vote against Proposal Five for the following reasons.

Long-Term Strategic Planning

Establishing a stable and strategic governance structure is crucial for our Company as we navigate the complexities of being a relatively new public company. The board of directors firmly believes that its current classified structure is essential for fostering long-term strategic planning, continuity and effective decision-making.

By having staggered terms, members of the board of directors can maintain a consistent focus on the Company’s goals and objectives, ensuring that decisions are made with a view to sustainable growth and value creation. This structure also allows for the presence of experienced directors to provide insight to newer directors about our customer relationships, competitive landscape and market trends. In contrast, annual director elections may result in a board whose directors have only short-term interests in mind, potentially jeopardizing our long-term strategy and success, or otherwise impede the ability of the board of directors to provide effective oversight of previously set strategic initiatives.

A classified board structure enables the Company to attract top-tier directors committed to investing at least three years in comprehensively understanding the Company’s strategic vision and business model, and actively contributing to the successful execution of those goals. By giving directors the necessary time and continuity, the Company can strengthen its corporate governance practices and position itself for sustained success in the current competitive business environment.

Board Independence and Expertise

The board of directors believes that a classified board structure enhances the independence of non-employee directors. Three-year terms provide new directors more time to understand the Company’s operations and its initiatives, helping those directors differentiate between the Company’s interests and those of management, special interest groups and other parties, which may not always be aligned with the best interests of all stockholders.

A classified board also allows for the retention of experienced and knowledgeable directors over time, promoting a diverse board with a range of skills and expertise. It allows directors to delve deeper into the Company’s organizational intricacies, gain insights necessary for effective decision-making, and develop a meaningful understanding of the risks and opportunities facing the Company. By striking a balance between institutional knowledge and fresh perspectives, a classified board structure strengthens the board’s ability to oversee management effectively and drive the Company’s long-term success.

Stockholder Input and Board Accountability

A classified board remains accountable to the Company’s stockholders, and the Company is committed to maintaining a strong connection to ensure this accountability. Regardless of the length of their term, every director is mandated to act in alignment with his or her fiduciary duties to the Company and its stockholders. Furthermore, the Company’s current governance framework includes mechanisms for stockholders to provide input and hold the board of directors accountable. In addition to the ability to evaluate and elect one-third of the board of directors at each annual meeting:

(1)	The board of directors is subject to a robust annual evaluation process at the full board, committee and individual director levels.

(2)	Stockholders have the ability to nominate directors and propose items of business pursuant to the advance notice procedures under our Amended and Restated Bylaws.

(3)

Stockholders may also recommend nominees for consideration by the Nominating and Corporate Governance Committee. Individuals recommended by stockholders are evaluated under the same criteria used for recommendations received from other sources.

(4)

We provide stockholders with opportunities to deliver direct feedback through annual meetings and extensive year-round stockholder engagement, including over 60% of shares outstanding and 90% of our top 20 stockholders since the 2022 Annual Meeting.

In addition, the board of directors has put in place strong corporate governance policies and practices, including the items outlined below, for effective governance and to promote accountability to our stockholders:

(1)	Majority voting for all directors with resignation policy.

(2)	No multi-class common stock (each share has one vote).

(3)	The board of directors has a lead independent director who provides effective, independent leadership.

(4)	Annual stockholder advisory votes on executive compensation.

(5)	Stock ownership policy for directors and executive officers.

(6)	Prohibition on hedging and pledging of Company securities.

Flexibility in Succession Planning

The board of directors believes that a classified board provides flexibility in succession planning, allowing for a thoughtful and strategic approach to board refreshment. This ensures that the board maintains a balance between continuity and the infusion of new perspectives, at both a committee level and across the overall board. By allowing for staggered terms, the board of directors can proactively manage transitions, promote diversity of thought and foster a dynamic governance structure that is well-equipped to help the Company achieve its strategic goals.

Protection Against Short-Term Activism

The board of directors believes that a declassified board could expose the Company to the risks associated with short-term activism. Under a classified board structure, where less than a majority of directors stand for election at each annual meeting, a hostile bidder could not simply replace a majority of the board of directors at a single annual meeting. Staggered terms play a crucial role in safeguarding against abrupt changes in board composition that could be driven by short-term interests rather than the long-term success of the Company. If annual director elections were adopted, opportunistic short-term interests could quickly and significantly alter the makeup and continuity of the board of directors, thus severely impairing the Company’s ability to deliver on its long-term strategic goals and projects to propel sustained stockholder value.

Market and Industry Practice

As a part of the board of directors’ ongoing evaluation of our corporate governance practices and review of market practice and current corporate governance trends, the board of directors considered the structure prevalent among technology and life sciences companies, like our Company. According to Fenwick’s Corporate Governance Practices and Trends survey, approximately 56% of the 150 largest Silicon Valley-based public technology and life sciences companies by revenue had classified boards in 2023.1 Thus, the board of directors believes that its current structure is in line with current market practice of companies similar to the Company, and that these practices illustrate market and investor support for the value that a classified board provides companies like ours.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING BOARD DECLASSIFICATION

[1]	https://assets.fenwick.com/documents/Fenwick-Corporate-Governance-Survey-2023.pdf

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of the record date:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the record date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 114,335,579 shares outstanding as of the record date.

To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o nCino, Inc., 6770 Parker Farm Drive, Wilmington, North Carolina 28405.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Directors and Named Executive Officers:

Pierre Naudé(1)	634,390	*

Greg Orenstein(2)	290,460	*

Sean Desmond(3)	451,201	*

Josh Glover(4)	203,179	*

Matthew Hansen(5)	1,609,501	1.4%

Steven Collins(6)	55,146	*

Jon Doyle(7)	57,896	*

Jeffrey Horing(8)(15)	29,210,511	25.5%

Pam Kilday(9)	15,160	*

Spencer Lake(10)	39,121	*

William Ruh(11)	264,097	*

William Spruill(12)	5,937	*

All executive officers and directors as a group (12 persons)(13)(14)	32,649,208	28.4%

5% Stockholders:

Entities affiliated with Insight Partners(15)	29,013,467	25.4%

Entities affiliated with HMI Capital Partners, L.P(16)	8,031,487	7.0%

Kayne Anderson Rudnick Investment Management, LLC(17)	7,270,200	6.4%

The Vanguard Group(18)	6,974,332	6.1%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)

Consists of (a) 531,613 shares of common stock held by Mr. Naudé and (b) 102,777 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(2)

Consists of (a) 77,089 shares of common stock held by Mr. Orenstein, (b) 172,448 shares of common stock issuable upon exercise of options held by Mr. Orenstein that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 40,923 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(3)

Consists of (a) 179,080 shares of common stock held by Mr. Desmond, (b) 235,276 shares of common stock issuable upon exercise of options held by Mr. Desmond that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 36,845 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(4)

Consists of (a) 157,236 shares of common stock held by Mr. Glover and (b) 45,943 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date. Mr. Glover stepped down from his role as an executive officer effective April 12, 2024.

(5)

Consists of (a) 39,267 shares of common stock held by Mr. Hansen and (b) 1,546,983 shares of common stock held by 1400 TH Gift LLC and 1400 MH Gift LLC. Mr. Hansen is deemed to be the beneficial owner of the shares of common stock owned by 1400 TH Gift LLC and 1400 MH Gift LLC, and (c) 23,251 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date. Mr. Hansen disclaims beneficial ownership of the shares held of record by 1400 TH Gift LLC and 1400 MH Gift LLC, except to the extent of his pecuniary interest therein, if any. Mr. Hansen stepped down from his role as an executive officer on May 1, 2024.

(6)	Consists of 55,146 shares of common stock held by Mr. Collins.
(7)	Consists of 57,896 shares of common stock held by Mr. Doyle.
(8)

Consists of (a) 29,013,467 shares of common stock beneficially held by entities affiliated with Insight Partners as set forth in footnote (15), (b) 89,328 shares of common stock held by Mr. Horing and (c) 107,716 shares held by JPH DE Trust Holdings LLC and JPH Private Investments LLC of which Mr. Horing is deemed to be the beneficial owner of the securities owned by JPH DE Trust Holdings LLC and JPH Private Investments LLC. Mr. Horing, a member of our board of directors, disclaims beneficial ownership of shares held of record by each of the affiliated entities of Insight Partners, except to the extent of his pecuniary interest therein, if any.

(9)	Consists of 15,160 shares of common stock held by Ms. Kilday.
(10)

Consists of (a) 2,021 shares of common stock held by Mr. Lake and (b) 37,100 shares of common stock issuable upon exercise of options held by Mr. Lake that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date.

(11)	Consists of 17,896 shares of common stock held by Mr. Ruh and (b) 246,201 shares of common stock held directly by the William J. Ruh Trust, U/T/A, for which Mr. Ruh is sole trustee
(12)	Consists of 5,937 shares of common stock held by Mr. Spruill.
(13)

The aggregate shares owned by our executive officers and directors as a group includes shares owned by April Rieger, our Chief Legal & Compliance Officer and Secretary, but does not include shares owned by Josh Glover, who stepped down from his role as an executive officer effective April 12, 2024.

(14)

Consists of (a) 31,984,800 shares of common stock beneficially owned by our directors and executive officers, (b) 444,824 shares of common stock issuable upon exercise of options held by our directors and executive officers that are vested and exercisable as of the record date or will become vested and exercisable within 60 days of such date, and (c) 219,584 shares of common stock to be issued pursuant to RSUs for which the time-based vesting condition has been or will be met within 60 days of the record date.

(15)

7,648,418 shares of common stock are held of record by Insight Venture Partners IX, L.P. (“IVP IX”), 3,800,314 shares of common stock are held of record by Insight Venture Partners (Cayman) IX, L.P. (“IVP Cayman IX”), 810,349 shares of common stock are held of record by Insight Venture Partners (Delaware) IX, L.P. (“IVP Delaware IX”) and 152,670 shares of common stock are held of record by Insight Venture

Partners IX (Co-Investors), L.P. (“IVP Co-Investors IX” and, together with IVP IX, IVP Cayman IX and IVP Delaware IX, “Fund IX”). 3,108,233 shares of common stock are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P. (“IVP GBCF”), 2,498,839 shares of common stock are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P. (“IVP GBCF Cayman”), 2,297,690 shares of common stock are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. (“IVP GBCF Delaware”) and 2,827,926 shares of common stock are held of record by Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P. (“IVP GBCF (B)” and, together with IVP GBCF, IVP GBCF Cayman and IVP GBCF Delaware, “GBCF”). 1,411,494 shares of common stock are held of record by Insight SN Holdings, LLC (“Fund X HoldCo 1”), 1,589,199 shares of common stock are held of record by Insight SN Holdings 2, LLC (“Fund X HoldCo 2” and, together with Fund X HoldCo 1, the “Fund X HoldCos”). 2,403,417 shares of common stock are held of record by Insight Venture Partners (Cayman) X, L.P. (“IVP Cayman X”) and 464,918 shares of common stock are held of record by Insight Venture Partners (Delaware) X, L.P. (“IVP Delaware X”), together with IVP Cayman X “Fund X”).

Insight Holdings Group, LLC (“Holdings”), is the sole shareholder of each of Insight Venture Associates IX, Ltd. (“IVA IX Ltd”), Insight Venture Associates Growth-Buyout Coinvestment, Ltd. (“IVA GBCF Ltd”) and Insight Venture Associates X, Ltd. (“IVA X Ltd”), IVA IX Ltd is the general partner of Insight Venture Associates IX, L.P. (“IVA IX LP”), IVA GBCF Ltd is the general partner of Insight Venture Associates Growth-Buyout Coinvestment, L.P. (“IVA GBCF LP”) and IVA X Ltd is the general partner of Insight Venture Associates X, L.P. (“IVA X LP”), and, in turn, IVA IX LP is the general partner of Fund IX, IVA GBCF LP is the general partner of GBCF, IVA X LP is the general partner of Fund X, and IVP X and IVP Co-Investors X are the sole members of each of the Fund X HoldCos. Each of Jeffrey Horing (a member of our board of directors), Deven Parekh, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Holdings and may be deemed to have shared voting and dispositive power over the shares of common stock held by the foregoing entities. Each of Jeffrey Horing, Deven Parekh, Jeffrey Lieberman and Michael Triplett disclaim beneficial ownership of the shares held by entities affiliated with Insight Partners, except to the extent of his pecuniary interest therein, if any. The address for these entities is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, NY 10036.

(16)

Based on the Schedule 13G/A filed February 14, 2024 by HMI Capital Partners, L.P. (“HMI Capital Partners”), HMI Capital Management, L.P. (“HMI Capital Management”), HMI Capital Fund GP, LLC (“HMI Capital Fund”), Members GP, LLC (“Members”), Marco W. Hellman, Justin C. Nyweide, and Radhakrishnan Raman Mahendran (together, “HMI”), reporting beneficial ownership as of December 31, 2023. According to the Schedule 13G/A, each member of HMI has shared voting and dispositive power with respect to 8,031,487 shares of common stock. Each of HMI Capital Management Partners, HMI, HMI Capital Fund GP, LLC, Members GP, LLC, Mr. Marco W. Hellman, Mr. Justin C. Nyweide, and Mr. Radhakrishnan Raman Mahendran expressly disclaim beneficial ownership over any of the securities reported in the Schedule 13G/A. The address for these entities is c/o HMI Capital Management, L.P., 555 California Street, Suite 4900, San Francisco, CA 94104.

(17)

Based on the Schedule 13G filed on February 13, 2024 by Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”) reporting beneficial ownership as of December 31, 2023. According to the Schedule 13G, Kayne Anderson has shared voting and dispositive power with respect to 4,812,168 shares of common stock, sole dispositive power with respect to 2,458,032 shares of common stock, and sole voting power with respect to 2,271,560 shares of common stock. The address for Kayne Anderson is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(18)

Based on the Schedule 13G/A filed February 13, 2024 by The Vanguard Group (“Vanguard”), reporting beneficial ownership as of December 29, 2023. According to the Schedule 13G/A, Vanguard has sole voting power with respect to no shares of common stock, shared voting power with respect to 22,077 shares of common stock, sole dispositive power with respect to 6,888,465 shares of common stock and shared dispositive power with respect to 85,867 shares of common stock. The address for Vanguard is c/o The Vanguard Group, 100 Vanguard Blvd, Malvem, PA 19355.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file electronically with the SEC our annual, quarterly and current reports, proxy statements and other information. We make available on the investor relations page of our website at https://investor.ncino.com/investor-relations, free of charge, copies of these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov. The information in or accessible through the websites referred to above are not incorporated into, and are not considered part of, this proxy statement. Further, our references to the URLs for these websites are intended to be inactive textual references only.

You should rely on the information contained in this proxy statement to vote your shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 10, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

We will make available, on or about May 10, 2024, the proxy materials, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2024, at www.proxyvote.com. We will also make available, solely for your reference and by courtesy, our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 on the investor relations page of our website at https://investor.ncino.com.

We will also provide, free of charge, to each person to any stockholder of record or beneficial owner of our common stock as of the record date, upon the written or oral request of any such persons, a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2024 as filed with the SEC. Requests for such copies should be addressed to our Corporate Secretary at the address below:

nCino, Inc.

6770 Parker Farm Drive

Wilmington, North Carolina 28405

Attention: Corporate Secretary

Telephone: (888) 676-2466

Please include your contact information with the request. The exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

OTHER MATTERS

We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, our representatives will have the discretion to vote as they see fit unless directed otherwise.

To ensure that your shares will be represented at the Annual Meeting and in order to assure the required quorum, please sign, date and return your proxy promptly. You may still attend the Annual Meeting and vote, if you wish, even if you have previously voted on the matters to be presented.

NCINO, INC. 6770 PARKER FARM DRIVE WILMINGTON, NC 28405 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 19, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NCNO2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 19, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V41649-P11049 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NCINO, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the election of the director nominees: [ ] [ ] [ ] 1. Election of Class I Directors Nominees: 01) Pam Kilday 02) Pierre Naudé 03) William Ruh The Board of Directors recommends you vote FOR proposals 2, 3, and 4: For Against Abstain 2. Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending January 31, 2025. [ ] [ ] [ ] 3. Approval, on a non-binding, advisory basis, of the compensation paid to the company’s named executive officers (or NEOs). [ ] [ ] [ ] 4. Amendment to the Company’s Certificate of Incorporation to provide for the exculpation of officers as permitted by Delaware Law and to make certain conforming name changes. [ ] [ ] [ ] The Board of Directors recommends you vote AGAINST proposal 5: For Against Abstain 5. Stockholder proposal regarding board declassification. [ ] [ ] [ ] NOTE: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V41650-P11049 NCINO, INC. Annual Meeting of Stockholders June 20, 2024 10:00 a.m. Eastern Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Pierre Naudé and April Rieger, or either of them, as proxies, each with the power to appoint his or her substitute, and authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NCINO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live audio webcast at 10:00 a.m. Eastern Time on June 20, 2024 at www.virtualshareholdermeeting.com/NCNO2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side